Exhibit 10.74.1

$19,000,000.00 Revolving Credit Loan
$12,000,000.00 Term Loan

LOAN AND SECURITY AGREEMENT

by and between

CORRECTIONAL SERVICES CORPORATION
CSC MANAGEMENT DE PUERTO RICO INC.
YOUTH SERVICES INTERNATIONAL HOLDINGS, INC.
YOUTH SERVICES INTERNATIONAL REAL PROPERTY PARTNERSHIP, LLP
YOUTH SERVICES INTERNATIONAL, INC.
YOUTH SERVICES INTERNATIONAL OF NORTHERN IOWA, INC.
YOUTH SERVICES INTERNATIONAL OF SOUTH DAKOTA, INC.
YOUTH SERVICES INTERNATIONAL OF MISSOURI, INC.
YOUTH SERVICES INTERNATIONAL OF TEXAS, INC.
YOUTH SERVICES INTERNATIONAL OF ILLINOIS, INC.
YOUTH SERVICES INTERNATIONAL OF MICHIGAN, INC.

(collectivel, “Borrower”)

and

GENERAL ELECTRIC CAPITAL CORPORATION

(“Lender”)

October 30, 2002

LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is made as of October 30, 2002, by and among CORRECTIONAL SERVICES CORPORATION, a Delaware corporation, CSC MANAGEMENT DE PUERTO RICO INC., a Puerto Rico corporation, YOUTH SERVICES INTERNATIONAL HOLDINGS, INC., a Delaware corporation, YOUTH SERVICES INTERNATIONAL REAL PROPERTY PARTNERSHIP,LLP, a Maryland limited liability partnership, YOUTH SERVICES INTERNATIONAL, INC., a Maryland corporation, YOUTH SERVICES INTERNATIONAL OF NORTHERN IOWA, INC., an Iowa corporation, YOUTH SERVICES INTERNATIONAL OF SOUTH DAKOTA, INC., a South Dakota corporation, YOUTH SERVICES INTERNATIONAL OF MISSOURI, INC., a Missouri corporation, YOUTH SERVICES INTERNATIONAL OF TEXAS, INC., a Texas corporation, YOUTH SERVICES INTERNATIONAL OF ILLINOIS, INC., a Maryland corporation, and YOUTH SERVICES INTERNATIONAL OF MICHIGAN, INC., a Michigan corporation (collectively, “Borrower”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”).

RECITALS

         A.         Borrower desires to establish certain financing arrangements with and borrow funds from Lender, and Lender is willing to establish such arrangements for and make loans and extensions of credit to Borrower, on the terms and conditions set forth below.

         B.         The parties desire to define the terms and conditions of their relationship and to reduce their agreements to writing.

         NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

ARTICLE I

DEFINITIONS

         As used in this Agreement, unless otherwise specified, all references to “Sections” shall be deemed to refer to Sections of this Agreement, and the following terms shall have the meanings set forth below:

         Section 1.1.         Account.“Account” means any right to payment of a monetary obligation, whether or not earned by performance, including, but not limited to, the right to payment of management fees. Without limiting the generality of the foregoing, the term “Account” shall further include any “account” (as that term is defined in the Uniform Commercial Code now or hereafter in effect), any accounts receivable, (as that term is defined in the Uniform Commercial Code now or hereafter in effect), any “payment intangibles” (as that term is defined in the Uniform Commercial Code now or hereafter in effect) and all other rights to payment of every kind and description, whether or not earned by performance.

         Section 1.2.         Account Debtor.“Account Debtor” means the federal government or a state or local government (including Puerto Rico), or any department or division of any of the foregoing, or any foreign government acceptable to Lender in its sole discretion, which governmental entity is obligated on any Account of Borrower, whether payable directly to Borrower or indirectly to Borrower by or through a trustee receiving payments with respect to a particular Facility.

         Section 1.3.         Affiliate.“Affiliate” means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, including without limitation their stockholders and any Affiliates thereof. A Person shall be deemed to control a corporation or other entity if the Person possesses, directly or indirectly, the power to direct or cause the direction of the management and business of the corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise. All subsidiaries of each entity comprising Borrower shall be deemed an Affiliate of each entity comprising Borrower regardless of whether it meets the foregoing definition of Affiliate.

         Section 1.4.         Affiliated Loan Documents.“Affiliated Loan Documents” shall mean any and all documents evidencing, securing and/or governing any financing provided by Lender or Lender’s Affiliates to Borrower, any Guarantor or any Affiliate of Borrower or any Guarantor, as the same may be amended, modified, increased, renewed or restated from time to time.

         Section 1.5.         Agreement.“Agreement” means this Loan and Security Agreement, as it may be amended or supplemented from time to time, together with all attachments, exhibits, schedules, riders and addenda, all of which are incorporated herein by this reference and made a part hereof.

         Section 1.6.         Beneficiary; Beneficiaries.“Beneficiaries” means the insurance carriers of Borrower and/or other Persons named as a beneficiary under a Letter of Credit. “Beneficiaries” means any given insurance carrier of Borrower and/or other Person named as a beneficiary under a Letter of Credit.

         Section 1.7.         Borrowed Money.“Borrowed Money” means, with respect to any Person, without duplication (a) all indebtedness for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) any obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof or evidenced by a note or other instrument), (e) all Borrowed Money of others secured by (or for which the holder of such Borrowed Money has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, any property or asset owned, held or acquired by such Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person, (f) all guaranty obligations of such Person in respect of any Borrowed Money of any other person, (g) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, and (i) the Borrowed Money of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer.

         Section 1.8.         Borrower.“Borrower” has the meaning set forth in the Preamble.

         Section 1.9.         Borrowing Base.“Borrowing Base” has the meaning set forth in Section 2.1A(d).

         Section 1.10.         Business Day.“Business Day” means any day on which financial institutions are open for business in the State of Maryland, excluding Saturdays and Sundays.

         Section 1.11.         Cash Flow.“Cash Flow” means consolidated net income of Borrower, determined in accordance with GAAP, plus depreciation and amortization expense deducted in the determination of consolidated net income, less capital expenditures.

         Section 1.12.         Closing; Closing Date.“Closing” and “Closing Date” have the meanings set forth in Section 5.3.

         Section 1.13.         Collateral. “Collateral” means, collectively, the Personal Property and the Real Property.

         Section 1.14.         Commitment Fee.“Commitment Fee” has the meaning set forth in Section 2.4(a).

         Section 1.15.         Concentration Account.“Concentration Account” has the meaning set forth in Section 2.3(a).

         Section 1.16.         Controlled Group.“Controlled Group” means all businesses that would be treated as a single employer under Section 401(b) of ERISA.

         Section 1.17.         Default Rate.         “Default Rate” means a rate per annum equal to two percent (2%) per annum above the then applicable rate at which interest accrues in respect of the applicable Obligations under this Agreement prior to the occurrence of an Event of Default.

         Section 1.17a.         EBITDA.“EBITDA” means consolidated net income of Borrower, determined in accordance with GAAP, plus (a) depreciation and amortization expense deducted in the determination of consolidated net income, (b) all interest in respect of Borrowed Money (which shall not include non-recourse debt), including the interest component of any capitalized leases, deducted in the determination of consolidated net income, (c) federal and state income taxes deducted in the determination of consolidated net income, (d) the amount of any extraordinary losses reflected in the determination of consolidated net income, (e) any other non-cash compensation expense recognized by Borrower and included in the determination of consolidated net income, (f) startup expenses incurred during the period beginning 90 days prior to the opening of a new Facility and ending 90 days after the opening of such new Facility, not to exceed $100,000 per month in the aggregate, (g) any non-cash, non-recurring charges related to the discontinuation of operations at a Facility to the extent reflected as an expense in determining consolidated net income, (h) any non-cash, non-recurring write-downs or write-offs of assets, including non-cash losses on the sale of assets outside the ordinary course of business, minus (x) the amount of any extraordinary gains or income reflected in the determination of consolidated net income and (y) any cash expenditure which is charged to a reserve account, the establishment of which reserve account was reflected in the determination of consolidated net income but added back in the calculation of EBITDA pursuant to clause (g) above.

         Section 1.18.         ERISA.“ERISA” has the meaning set forth in Section 4.12.

         Section 1.19.         Event of Default.“Event of Default” and “Events of Default” have the meanings set forth in Section 8.1.

         Section 1.19a.         Face Amount.“Face Amount” means the aggregate face amount of all Letters of Credit issued and outstanding pursuant to this Agreement.

         Section 1.20.         Facility; Facilities.“Facilities” means all prisons, correctional facilities or rehabilitative facilities leased, managed, owned and/or operated by Borrower. “Facility” means any given facility leased, managed, owned and/or operated by Borrower.

         Section 1.20a.         Federal Funds Rate.“Federal Funds Rate” means for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Lender in its sole discretion, which determination shall be presumptively correct (absent manifest error).

         Section 1.21.         GAAP.“GAAP” means generally accepted accounting principles applied in a consistent manner.

         Section 1.22.         Governmental Authority.“Governmental Authority” means and includes any federal, state, District of Columbia, county, municipal, or other government and any department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

         Section 1.23.         Guaranty.“Guaranty” means any guaranty of the obligations of Borrower under the Loan Documents from time to time outstanding, as the same may be amended, modified, or supplemented from time to time.

         Section 1.24.         Hazardous Material.“Hazardous Material” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental statute, rule or regulation or any Governmental Authority applicable to Borrower or its business, operations or assets.

         Section 1.25.         Highest Lawful Rate.“Highest Lawful Rate” means the maximum lawful rate of interest referred to in Section 2.7 that may accrue pursuant to this Agreement.

         Section 1.25a.         Issuing Party.“Issuing Party” means a banking institution designated by Lender to issue Letters of Credit provided for in this Agreement.

         Section 1.26.         LC Draft.“LC Draft” means any sight draft, receipt, acceptance, cable or other written demand for payment upon a Letter of Credit.

         Section 1.27.         Leases.“Leases” means all leases, licenses and other agreements affecting the use, enjoyment or occupancy of the Real Property.

         Section 1.28.         Lender.“Lender” has the meaning set forth in the Preamble.

         Section 1.28a.         Letter of Credit; Letters of Credit.“Letters of Credit” means all standby letters of credit (including any amendments or extensions thereto or reissuances thereof) issued pursuant to this Agreement. “Letter of Credit” means any given standby letter of credit issued pursuant to this Agreement (including any amendment or extension thereto or reissuance thereof).

         Section 1.29.         Letter of Credit Obligations.“Letter of Credit Obligations” means any and all obligations and liabilities of or incurred by Lender (or of or incurred by Issuing Party to the extent Issuing Party is an Affiliate of Lender and/or Lender has reimbursed or will be required to reimburse Issuing Party for the same), whether contingent or otherwise, due or not yet due, in connection with the issuance, negotiation, acceptance, amendment, transfer, payment and/or guarantee of any Letter of Credit, including but not limited to (a) any and all potential liability of Lender to any Issuing Party for reimbursement of LC Drafts under any Letter of Credit issued and outstanding hereunder, (b) the Letter of Credit Fee (as defined in Section 2.4(e)) and any and all other amounts required to be paid or reimbursed by Borrower pursuant to Section 2.4(e), (c) any and all other fees, charges and costs incurred by Lender (including but not limited to reasonable attorneys’ fees) in connection with the enforcement of the provisions of this Agreement with respect to any Letter of Credit, including but not limited to the costs of collection of the Letter of Credit Obligations and (d) interest payable on any Letter of Credit Obligations.

         Section 1.29a.         LIBOR Rate.“LIBOR Rate” means a rate of interest determined by Lender equal to:

(a) the offered rate for deposits in United States Dollars for the applicable period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) Business Days prior to the beginning of such period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR shall be determined from such financial reporting service or other information as shall be mutually acceptable to Lender and Borrower.

         Section 1.30.         Lien.“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same practical effect as any of the foregoing).

         Section 1.31.         Loans.“Loans” shall mean the Revolving Loan and the Term Loan.

         Section 1.32.         Loan Documents.“Loan Documents” means and includes this Agreement, the Notes, the Mortgages, the Certificate of Validity, any Guaranty and each and every other document now or hereafter delivered by Borrower or any Guarantor in connection with this Agreement, as any of them may be amended, modified, increased, renewed or restated from time to time.

         Section 1.33.         Loan Management Fee.“Loan Management Fee” has the meaning set forth in Section 2.4(c).

         Section 1.34.         Lockbox.“Lockbox” has the meaning set forth in Section 2.3.

         Section 1.35.         Lockbox Account.“Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid directly.

         Section 1.36.         Lockbox Bank.“Lockbox Bank” has the meaning set forth in Section 2.3.

         Section 1.37.         Maturity Date.“Maturity Date” has the meaning set forth in Section 2.8(a).

         Section 1.38.         Maximum Revolving Loan Amount.“Maximum Revolving Loan Amount” has the meaning set forth in Section 2.1A(a).

         Section 1.39.         Maximum Term Loan Amount.“Maximum Term Loan Amount” has the meaning set forth in Section 2.1B(a).

         Section 1.40.         Minimum Net Worth.“Minimum Net Worth” shall mean Tangible Net Worth (defined below) equal to (i) Tangible Net Worth as of June 30, 2002, which amount is $48,814,000, plus (ii) 75% of cumulative net income, on a consolidated basis, from July 1, 2002 through the measurement date. “Tangible Net Worth” means assets (excluding intangible assets) less liabilities, determined on a consolidated basis in accordance with GAAP. Contingent liabilities reported in footnotes to the balance sheet shall not be included for purposes of the determination of Tangible Net Worth. “Intangible assets” means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, intellectual property, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income and restricted funds. For purposes of this definition, “restricted funds” shall not include cash or cash-equivalent deposits that secure letters of credit issued for the purpose of securing obligations of Borrower.

         Section 1.41.         Mortgages.“Mortgages” shall mean the mortgages, deeds of trust and deeds to secure debt, granted by Borrower to or for the benefit of Lender, listed on Schedule 1.41.

         Section 1.42.         Notes.“Notes” shall mean any promissory note or notes or other writing from time to time evidencing Borrower’s obligation to pay the Obligations, including, but not limited to, the Term Note and the Revolving Note, as any of them may be amended, modified, increased, renewed or restated from time to time.

         Section 1.43.         Obligations.“Obligations” means (a) the principal of, and interest on, the Notes and all other sums, fees, charges and expenses due or payable under this Agreement or the other Loan Documents, (b) all agreements and covenants with and obligations to Lender arising under, out of, or as a result of or in connection with the Loan Documents, (c) all amounts advanced by Lender to preserve, protect, defend, and enforce its rights under this Agreement and the other Loan Documents or in the Collateral, and all expenses incurred by Lender in connection therewith, (d) the Letter of Credit Obligations and (e) any and all other present and future indebtedness, liabilities and obligations of every kind and nature whatsoever of Borrower to Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, both now and hereafter existing, or due or to become due, whether as borrower, guarantor, surety, indemnitor, assignor, pledgor or otherwise.

         Section 1.44.         Owned Facility; Owned Facilities.“Owned Facilities” means all Facilities owned Borrower. “Owned Facility” means any given Facility owned by Borrower. All Owned Facilities shall be designated as such on Schedule 4.15.

         Section 1.45.         Permitted Liens.“Permitted Liens” means: (a) deposits or pledges of Personal Property to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance; (b) deposits or pledges of Personal Property to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (c) mechanic’s, workmen’s, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due, or which are being contested in full compliance with Section 6.6 of this Agreement; (d) Liens and encumbrances in favor of Lender; (e) Liens on equipment securing capital leases and other equipment financings, the indebtedness under which does not exceed $500,000 in the aggregate at any given time; (f) Liens set forth on Schedule 1.45; and (g) liens for taxes not yet due and payable.

         Section 1.46.         Person.“Person” means an individual, partnership, corporation, trust, joint venture, joint stock company, limited liability company, association, unincorporated organization, Governmental Authority, or any other entity.

         Section 1.46b.         Personal Property.“Personal Property” has the meaning set forth in Section 3.1.

         Section 1.47.         Plan.“Plan” has the meaning set forth in Section 4.12.

         Section 1.48.         Premises.“Premises” has the meaning set forth in Section 4.14.

         Section 1.49.         Prime Rate.“Prime Rate” means that rate of interest designated as such by Citibank, N.A., or any successor thereto, as the same may from time to time fluctuate.

         Section 1.50.         Prohibited Transaction.“Prohibited Transaction” means a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Internal Revenue Code that is not exempt under Section 407 or Section 408 of ERISA or Section 4975(c)(2) or (d) of the Internal Revenue Code or under a class exemption granted by the U.S. Department of Labor.

         Section 1.51.         Qualified Account.“Qualified Account” means an Account of Borrower generated in the ordinary course of Borrower’s business from the sale of goods or rendition of Services which Lender, in its sole credit judgment, deems to be a Qualified Account. Without limiting the generality of the foregoing, no Account shall be a Qualified Account if: (a) the Account or any portion of the Account is payable (whether directly or indirectly) by an individual and not by an Account Debtor or other Person acceptable to Lender in its sole discretion; (b) the Account remains unpaid more than one hundred twenty (120) days past the claim or invoice date (but in no event more than one hundred fifty (150) days after the applicable Services have been rendered); (c ) the Account is subject to any defense, set-off, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, right of recoupment, or adjustment of any kind (provided that any Account deemed not a Qualified Account pursuant to this clause (c) shall only be disqualified to the extent of such defense, set-off, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, right of recoupment or other adjustment); (d) any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged; (e) if the Account arises from the sale of goods by Borrower, the sale was not an absolute sale, or the sale was made on consignment or on approval or on a sale-or-return basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee; (f) if the Account arises from the performance of Services, the Services have not actually been performed or the Services were undertaken in violation of any law; (g) the Account is subject to a Lien other than a Permitted Lien; (h) Borrower knows or should have known of the bankruptcy, receivership, reorganization, or insolvency of the Account Debtor; (i) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; (j) the Account is an Account of an Account Debtor having its principal place of business or executive office outside the United States or Puerto Rico unless such place of business or executive office is otherwise acceptable to Lender in its sole discretion; (k) the Account Debtor is an Affiliate or subsidiary of Borrower; (l) more than twenty percent (20%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are outstanding more than one hundred fifty (150) days past their invoice date; (m) fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Qualified Accounts under this Agreement; (n) the total unpaid Accounts of the Account Debtor (other than the United States government) exceed twenty percent (20%) of the net amount of all Qualified Accounts; (o) any covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached; (p) the contract giving rise to the Account is the subject of a performance, surety or other type of bond or is subject to a requirement for such a bond; (q) the Account fails to meet such other specifications and requirements which may from time to time be established by Lender; or (r) the Account Debtor is a Governmental Authority (other than a Medicaid/Medicare Account Debtor) and Lender has received evidence that the Governmental Authority has acknowledged the claim of another creditor to such Accounts or Borrower has otherwise failed to comply with its obligations under Section 6.36. In the course of determining whether a particul ar Account constitutes a “Qualified Account”, Lender shall exercise its credit judgment in a manner consistent with its standard underwriting practices and not inconsistent with the credit judgment employed by Lender for the same purpose in connection with its administration of other loans, giving due regard for the nature of Borrower’s business.

         Section 1.51b.         Real Property.“Real Property” means all real property encumbered by the Mortgages and/or any of the Loan Documents or otherwise serving as Collateral for the Loans.

         Section 1.52.         Reportable Event.“Reportable Event” means a “reportable event” as defined in Section 4043(c) of ERISA for which the notice requirements of Section 4043(a) of ERISA are not waived.

         Section 1.53.         Revolver Base Rate.“Revolver Base Rate” means a rate of interest equal to, at Borrower’s option to be exercised prior to the beginning of any calendar month, either (i) one-month, two-month or three-month LIBOR plus four percent (4.0%) per annum; or (ii) two percent (2%) per annum over the higher of (A) the Prime Rate or (B) the Federal Funds Rate plus one-half of one percent (0.5%). Any election pursuant to clause (i) shall remain in effect for one, two or three calendar months, as elected. Any election pursuant to clause (ii) shall remain in effect for one calendar month.

         Section 1.53a.         Revolving Credit Advance.“Revolving Credit Advance” has the meaning set forth in Section 2.1A(b).

         Section 1.53b.         Revolving Loan.“Revolving Loan” or “Revolver” has the meaning set forth in Section 2.1A.

         Section 1.53c.         Revolving Note.“Revolving Note” means the Revolving Note referred to in Section 2.1A, as it may be amended, modified, increased, renewed or restated from time to time.

         Section 1.54.         Services.“Services” means services provided by Borrower which are consistent with the ownership, management and operation of correctional, educational, developmental and rehabilitative facilities and programs, including but not limited to, the provision of personnel, security, transportation, treatment, education, development, rehabilitation, discharge, transitional living, aftercare services, food, medical care, dental care, mental health services and related services, maintenance of facilities and related services, and provision of such equipment as Borrower may find necessary or specifically requested to serve a valid and proper purpose.

         Section 1.55.         Term Base Rate. “Term Base Rate” means, subject to Section 2.9(e), a rate of interest equal to, at Borrower’s option, either (i) one-month, two-month or three-month LIBOR plus five percent (5.0%) per annum; or (ii) three percent (3%) per annum over the higher of (A) the Prime Rate or (B) one-half of one percent (0.5%) over the Federal Funds Rate. Any election pursuant to clause (i) shall remain in effect for one, two or three calendar months, as elected. Any election pursuant to clause (ii) shall remain in effect for one calendar month.

         Section 1.55a.         Term Loan.“Term Loan” has the meaning set forth in Section 2.1B.

         Section 1.55b.         Term Note.“Term Note” means the Term Note referred to in Section 2.1B, as it may be amended, modified, increased, renewed or restated from time to time.

         Section 1.56.         Termination Fee.“Termination Fee” shall mean an amount, payable as yield maintenance for the loss of bargain and not as a penalty, equal to either (a) if the date of notice of a termination is on or before the first anniversary of the Closing Date, one percent (1%) of the Maximum Revolving Loan Amount or (b) if the date of a notice of termination is after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date, one-half of one percent (0.5%) of the Maximum Revolving Loan Amount. No Termination Fee shall apply if the date of notice of termination is after the second anniversary of the Closing Date.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

         Section 2.1A.         Revolving Loan.

                  (a)         Lender hereby agrees and commits to make revolving credit advances to Borrower, pursuant to the terms and conditions of this Agreement and the other Loan Documents (collectively, the “Revolving Loan”), in a maximum aggregate principal amount that may be outstanding at any one time of Nineteen Million and No/100 Dollars ($19,000,000.00) (the “Maximum Revolving Loan Amount”).

                  (b)         The Revolving Loan shall be in the nature of a revolving line of credit, and shall include sums advanced and other credit extended by Lender to or for the benefit of Borrower from time to time under this Section 2.1A (each a “Revolving Credit Advance”) up to the Maximum Revolving Loan Amount depending upon the availability in the Borrowing Base, the requests of Borrower pursuant to the terms and conditions of Section 2.2. The outstanding principal balance of the Revolving Loan may fluctuate from time to time, to be reduced by repayments made by Borrower (which may be made without penalty or premium), and to be increased by future Revolving Credit Advances, advances and other extensions of credit to or for the benefit of Borrower. For purposes of this Agreement, any determination as to whether there is availability within the Borrowing Base for advances or extensions of credit shall be made by Lender in its sole discretion in a manner consistent with its standard underwriting practices and not inconsistent with the same determinations made by Lender in connection with its administration of other loans.

                  (c)         At Closing, Borrower shall execute and deliver to Lender a promissory note evidencing Borrower’s unconditional obligation to repay Lender for Revolving Credit Advances, advances, and other extensions of credit made under the Revolving Loan, in the form of Exhibit A-1 to this Agreement (as amended, modified, increased, restated or replaced from time to time, the “Revolving Note”), dated the date of this Agreement, payable to the order of Lender in accordance with the terms thereof. The Revolving Note shall bear interest on the outstanding principal balance of the Revolving Note from the date of the Revolving Note until repaid at a rate per annum (on the basis of the actual number of days elapsed over a year of 360 days ) equal to the Revolver Base Rate, provided that after the occurrence and during the continuance of an Event of Default such rate shall be equal to the Default Rate. Each Revolving Credit Advance, advance and other extension of credit in respect of the Revolving Loan shall be deemed evidenced by the Revolving Note, which is deemed incorporated into and made a part of this Agreement by this reference.

                  (d)         Subject to the terms and conditions of this Agreement, advances under the Revolving Loan shall be made and Letters of Credit shall be issued against a borrowing base equal to eighty-five percent (85%) of Qualified Accounts due and owing from any Account Debtor (the “Borrowing Base”). Lender, in its sole credit judgment, may further adjust the Borrowing Base by applying percentages (known as “liquidity factors”) to Qualified Accounts by payor based upon Borrower’s actual recent collection history for each such payor in a manner consistent with Lender’s underwriting practices and procedures. Such liquidity factors may be adjusted by Lender from time to time as warranted by Lender’s standard underwriting practices and procedures and using its sole credit judgment in a manner not inconsistent with the credit judgment employed by Lender for the same purpose in connection with its administration of other loans. Additionally, notwithstanding the foregoing, Lender will withhold from the Borrowing Base (after application of the liquidity factors) an amount equal to one-sixth (16.7%) of the outstanding balance of the Term Loan.

         Section 2.1B.         Term Loan.

                  (a)         Lender hereby agrees and commits to make a term loan to Borrower, pursuant to the terms and conditions of this Agreement and the other Loan Documents (the “Term Loan”), in a maximum principal amount of Twelve Million and No/100 Dollars ($12,000,000.00) (the “Maximum Term Loan Amount”).

                  (b)         The Term Loan shall not be in the nature of a revolving line of credit, but shall include sums advanced and other credit extended by Lender to or for the benefit of Borrower from time to time under this Section 2.1B up to the Maximum Term Loan Amount. To the extent any Term Loan proceeds are repaid for any reason, whether voluntarily or involuntarily (including repayments from insurance or condemnation proceeds), Lender shall have no obligation to re-advance such sums to Borrower.

                  (c)         At Closing, Borrower shall execute and deliver to Lender a promissory note evidencing Borrower’s unconditional obligation to repay Lender for the Term Loan and all advances and other extensions of credit made under the Term Loan, in the form of Exhibit A-2 to this Agreement (as amended, modified, increased, restated or replaced from time to time, the “Term Note”), dated the date of this Agreement, payable to the order of Lender in accordance with the terms thereof. The Term Note shall bear interest on the outstanding principal balance of the Term Note from the date of the Term Note until repaid at a rate per annum (on the basis of the actual number of days elapsed over a year of 360 days) equal to the Term Base Rate, provided that after the occurrence and during the continuance of an Event of Default such rate shall be equal to the Default Rate. The Term Loan and all advances and other extension of credit in respect of the Term Loan shall be deemed evidenced by the Term Note, which is deemed incorporated into and made a part of this Agreement by this reference.

         Section 2.1C.         Letter of Credit Facility.

                  (a)         Borrower has requested that Lender issue or cause to be issued, and Lender has agreed to issue or cause to be issued by Issuing Party for Borrower’s account and guaranteed by Lender, one or more Letters of Credit in a maximum Face Amount of $7,000,000 for the benefit of one or more Beneficiaries. Each Letter of Credit shall expire no later than one (1) year from the date it is issued, and, if requested by Borrower, subject to the terms and conditions of this Agreement at Lender’s sole discretion, may be renewed or extended thereafter for additional periods of up to one (1) year each, provided that the term of such Letter of Credit (including any extended term) shall not expire on a date that is later than thirty (30) days prior to the schedule Maturity Date.

                   (b)         To the extent that Lender makes or is obligated to make any payment in connection with an LC Draft honored by Issuing Party, such payment, together with all other Letter of Credit Obligations then paid or incurred by Lender and unreimbursed by Borrower, shall constitute Revolving Credit Advances under this Agreement made by Lender as of the date the same are paid or incurred by Lender or due from Borrower, as the case may be, regardless of whether a default or Event of Default has occurred and is continuing and notwithstanding Borrower’s failure to have met any of the conditions precedent set forth in Section 5.2. All such Letter of Credit Obligations shall bear interest until paid at the rate then applicable to Revolving Credit Advances under this Agreement. The Letter of Credit Obligations shall be evidenced by the Revolving Note and secured by this Agreement and the other Loan Documents. Except as otherwise expressly provided herein, all other terms, conditions and provisions of this Agreement, including, but not limited to, the terms set forth on Exhibit F attached hereto and incorporated herein by reference, shall apply to the Letters of Credit and/or the Letter of Credit Obligations, as applicable.

                  (c)         All payments which Lender makes or is obligated to make in connection with an LC Draft honored by Issuing Party, shall be due and payable, in full, to Lender by Borrower immediately upon demand by Lender. Borrower’s failure to repay all or any portion of the Letter of Credit Obligations as and when due in accordance with the applicable provisions of this Agreement shall constitute an event of Default under Section 8.1(a) of this Agreement. Borrower acknowledges and agrees that Lender shall have the right, but not the obligation, to apply collections of Accounts towards repayment of amounts outstanding under this Section 2.1C(c).

                  (d)         If Issuing Party honors any LC Draft under a Letter of Credit and Borrower fails to reimburse Lender in accordance with the terms of this Agreement, Lender may assert its right of subrogation under applicable law, whether Issuing Party’s honoring of such LC Draft satisfies all or only part of the underlying obligation. Borrower shall, on reasonable notice, cooperate with Lender and Issuing Party in the assertion of (i) Borrower’s rights against the particular Beneficiary presenting such LC Draft, (ii) such Beneficiary’s rights against Borrower and (iii) any other rights that Lender or Issuing Party may have by subrogation, assignment or otherwise. Such cooperation shall include, without limitation, the prompt return of all drafts, documents, instruments and statements in Borrower’s possession that were presented by or on behalf of such Beneficiary in connection with any LC Draft.

                  (e)         During any period in which a Letter of Credit is outstanding, if the Borrowing Base is ever less than the sum of (x) the Face Amount plus (y) the balance of the Revolving Loan plus (z) $200,000, then Borrower agrees to make upon demand such cash deposits with Lender as Lender may from time to time require, which cash deposit shall be applied at Lender’s option either to reduce the balance of the Revolving Loan or to secure further the Letter of Credit Obligations.

         Section 2.2.         Loan Administration. Borrowings under the Loans shall be as follows:

                   (a)         A request for a Revolving Credit Advance shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Lender notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, not later than 2:00 p.m. Eastern time one (1) Business Day before the proposed borrowing date; provided,however, that no such request may be made at a time when there exists an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Advance on the day following the due date in the amount required to pay such interest or other Obligation if such was not paid by Borrower on the due date.

                  (b)         Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Credit Advance or advance from the Term Loan requested, or deemed to be requested, as follows: (i) the proceeds of each Revolving Credit Advance requested under subsection 2.2(a)(i) or any Term Loan advance shall be disbursed by Lender by wire transfer to such bank account as may be agreed upon by Borrower and Lender from time to time or elsewhere if pursuant to written direction from Borrower; and (ii) the proceeds of each Revolving Credit Advance deemed to be requested under subsection 2.2(a)(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.

                  (c)         All Loans, advances and other extensions of credit to or for the benefit of Borrower shall constitute one general Obligation of Borrower, and shall be secured by Lender’s Lien upon all of the Collateral.

                  (d)         Lender shall enter all Loans as debits to a loan account or accounts in the name of Borrower and shall also record in said loan account(s) all payments made by Borrower on any Obligations and all proceeds of Collateral which are indefeasibly paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower. Prior to the earlier to occur of an Event of Default or the Maturity Date, all collections into the Concentration Account pursuant to Section 2.3 shall be applied first to fees, costs and expenses due and owing under the Loan Documents, then to interest due and owing in respect of the Revolving Credit Advances, and then to principal outstanding with respect to Revolving Credit Advances. During the continuance of any Event of Default hereunder, or following the Maturity Date, all collections into the Concentration Account pursuant to Section 2.3 shall be applied to the Obligations in such order as Lender shall elect in its sole and absolute discretion.

                  (e)         Lender will account to Borrower monthly with a statement of the Loans, charges and payments made pursuant to this Agreement, and such accounting rendered by Lender shall be deemed final, binding and conclusive upon Borrower, absent manifest error, unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrower. Such notice shall be deemed an objection only to those items specifically objected to in the notice.

         Section 2.3.         Collections, Disbursements, Borrowing Availability, and Lockbox Account.

                   (a)         Borrower shall maintain a lockbox (the “Lockbox”) with SunTrust Bank or other bank acceptable to Lender (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a lockbox agreement in the form attached as Exhibit B, and such other agreements related to such lockbox agreement as Lender may require. Borrower shall use its best, good faith efforts to ensure that all collections of Accounts are paid directly from Account Debtors into the Lockbox for deposit into the Lockbox Account, and that all funds deposited into the Lockbox Account are immediately transferred into a depository account maintained by Lender at Bank One, N.A., or such other financial institution as determined by Lender in its sole discretion, by written notice to Borrower and the Lockbox Bank (the “Concentration Account”). The parties agree that Borrower’s obligation to cause all collections of Accounts to be paid directly into the Lockbox shall consist of its good faith efforts and that Borrower shall not be in breach of the requirements of this Section 2.3(a) by virtue of an absolute refusal of an Account Debtor to send its remittances directly to the Lockbox.

                  (b)         Notwithstanding anything in any lockbox agreement to the contrary, Borrower agrees that it shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox and the Lockbox Account, and that Lender shall have no liability therefor. Borrower further acknowledges and agrees that, to the extent such fees and charges are not paid by Borrower directly but are satisfied using collections in the Lockbox Account, such fees and charges shall be deemed to be Revolving Credit Advances made by Lender hereunder and, to the extent that the payment of such fees or charges by Borrower as provided herein results in any overadvance under this Agreement, Borrower agrees to immediately (upon notice) repay to Lender the amount of such overadvance. Borrower agrees to indemnify and hold Lender harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Lender or the Lockbox Bank pursuant to this Section 2.3 or any lockbox agreement.

                  (c)         Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to this Section 2.3 to reduce the outstanding indebtedness under the Loans and this Agreement (in accordance with Section 2.2(d)). To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox as required by this Section 2.3 but are received by Borrower, such collections shall be held in trust for the benefit of Lender and immediately remitted, in the form received, to the Lockbox Bank for transfer to the Concentration Account immediately upon receipt by Borrower.

                  (d)         Borrower acknowledges and agrees that its compliance with the terms of this Section 2.3 is essential, and that Lender will suffer immediate and irreparable injury and have no adequate remedy at law, if Borrower, through its acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox, or if Borrower fails to immediately deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required. Upon Borrower’s failure to comply with the terms of this Section 2.3, Lender will be entitled, in addition to exercising any other rights and remedies available to it, but in lieu of imposing the Default Rate, to assess a non-compliance fee which shall operate to increase the Revolver Base Rate and the Term Base Rate by two percent (2%) per annum during any period of non-compliance. Lender shall be entitled to assess such non-compliance fee whether or not an Event of Default is declared or otherwise occurs (but not during any period in which the Default Rate is in effect).

                  (e)         All funds transferred from the Concentration Account for application to Borrower’s indebtedness to Lender shall be applied as provided in Section 2.2(d), but for purposes of calculating interest shall be subject to a five (5) Business Day clearance period. If as the result of collections of Accounts pursuant to the terms and conditions of this Section 2.3 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Event of Default, and no fact, event or circumstance that, with notice or the passage of time (or both), would constitute an Event of Default, exists.

         Section 2.4.         Fees.

                  (a)         By executing this Agreement, Borrower agrees unconditionally to pay to Lender, on the Closing Date, subject to the funding of the Loans by Lender, a commitment fee equal to one and three-quarters percent (1¾%) of the sum of Maximum Revolving Loan Amount and the Maximum Term Loan Amount (such amount, the “Commitment Fee”) less the initial payment of $200,000.00 previously paid to Lender by Borrower upon its acceptance of the funding commitment set forth in the commitment letter dated July 24, 2002.

                  (b)         For so long as the Revolving Loan is available to Borrower, Borrower unconditionally shall pay to Lender a monthly usage fee (the “Usage Fee”) equal to one-half of one percent (0.5%) of the average amount by which the Maximum Revolving Loan Amount, less the amount withheld from the Borrowing Base pursuant to the last sentence of Section 2.1A(d), exceeds the average amount of the outstanding principal balance of the Revolving Credit Advances during the preceding month. The Usage Fee shall be payable monthly in arrears on the first Business Day of each successive calendar month.

                  (c)         For so long as either of the Loans is available to Borrower, Borrower unconditionally shall pay to Lender a loan management fee (the “Loan Management Fee”) equal to Seventy-Five Thousand and No/100 Dollars ($75,000.00) per annum, payable annually in advance on the Closing Date and on each anniversary thereof.

                  (d)         In consideration for Lender’s agreement to cause any and all Letters of Credit to be issued for Borrower’s account, Borrower hereby agrees to pay to Lender, with respect to each Letter of Credit issued, for each three (3) month period or portion thereof (each, a “Period”) during which such Letter of Credit may be outstanding, a fee (the “Letter of Credit Fee”) equal to four percent (4.0%) of the Face Amount, on an annualized basis. The Letter of Credit Fee shall not be prorated for any Period shorter than three (3) months. The Letter of Credit Fee for each Period shall be deemed accrued and fully earned upon the commencement of each Period (the first such Period to commence on the date of issuance of the Letter of Credit, and each Period thereafter to commence on each annual anniversary thereof), shall be payable in full on the first date of each such Period, and shall be non-refundable when paid. In addition to the Letter of Credit Fee, Borrower hereby agrees to pay to or reimburse Lender for, on demand, any and all commissions and charges of, and any and all fees (including any per annum fees), costs and expenses incurred by Lender (or of Issuing Party to the extent Lender is obligated to reimburse Issuing Party therefor), in connection with the issuance, negotiation, acceptance, amendment, transfer and payment of the Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued. Borrower hereby agrees that each Letter of Credit Fee and any and all other amounts required to be paid or reimbursed by Borrower under this subsection 2.4(e) may be paid by adding such amounts to the balance of Revolving Credit Advances hereunder.

                  (e)         Borrower shall pay to Lender all reasonable fees and expenses in connection with audits and appraisals of Borrower’s books and records and such other matters as Lender shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Lender of a request for payment thereof to Borrower.

                  (f)         Borrower shall pay to Lender, on demand, any and all fees, costs or expenses which Lender or any participant pays to a bank or other similar institution (including, without limitation, any fees paid by Lender to any participant) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender, of proceeds of Revolving Credit Advances made by Lender to Borrower pursuant to this Agreement, and (ii) the depositing for collection, by Lender or any participant, of any check or item of payment received or delivered to Lender or any participant on account of Obligations.

                  (g)         Lender shall have the right to charge administrative fees as Lender may determine, in its sole reasonable discretion, in connection with any servicing requests made by Borrower requiring Lender’s evaluation, preparation and processing of any such requests.

         Section 2.5.         Payments.

                  (a)         Principal payable on account of Revolving Credit Advances shall be payable by Borrower to Lender immediately upon the earliest of (a) the receipt by Borrower or Lender of any payments on or proceeds from any of the Personal Property, to the extent of such proceeds, (b) the occurrence of an Event of Default if any of the Loans and the maturity of the payment of any of the Obligations are accelerated, or (c) the termination of this Agreement pursuant to Section 2.8 of this Agreement; provided,however, that if the outstanding principal balance of the Revolving Credit Advances is at any time in excess of the Borrowing Base, Borrower shall, immediately upon demand, repay such excess. Interest accrued on the Revolving Credit Advances shall be due on the earliest of (x) the first day of each month (for the immediately preceding month), computed on the last calendar day of the preceding month, (y) during the continuance of an Event of Default, the day such interest accrues, or (z) the Maturity Date.

                  (b)         Principal payable on account of the Term Loan shall be payable by Borrower to Lender immediately upon the earliest of (a) the date(s) set forth in the amortization schedule attached as or described in Exhibit E hereto, or (b) the Maturity Date. Interest accrued on the Term Loan shall be due on the earliest of (x) the first day of each month (for the immediately preceding month), commencing on October 1, 2002, computed on the last calendar day of the preceding month, or (y) during the continuance of an Event of Default, the day such interest accrues.

                  (c)         Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Loans, all other charges and any other obligations of Borrower under this Agreement, shall be made to Lender to the Concentration Account, in immediately available funds. All payments shall be made without deduction for any set-off, recoupment, counterclaim or defense that Borrower now has or may have in the future.

                  (d)         In the event that any payment required hereunder is not actually received by Lender within five (5) calendar days of the date such payment is due, Borrower agrees to pay a late charge equal to four percent (4%) of the total amount of any delinquent payment as liquidated damages in order to defray the increased cost of collection occasioned by such late payment and the lost investment opportunity. Such charges shall be imposed automatically, without any notice to Borrower or any other person, but not more often than once a month.

         Section 2.6.         Use of Proceeds. The proceeds of Lender’s advances under the Loans shall be used solely to defease Borrower’s existing indebtedness owed to Fleet Bank, for working capital, for acquisition or refinancing of the Real Property, and for other costs of Borrower arising in the ordinary course of Borrower’s business. On the date of Closing, Lender, on Borrower’s behalf, will forward a portion of the proceeds of the Loans to Chicago Title Insurance Company for the purpose of purchasing all rights in an existing mortgage note secured by Borrower’s Salinas, Puerto Rico facility. Lender will hold such note and all rights thereto, in escrow for Borrower.

         Section 2.7.         Interest Rate Limitation. The parties intend to conform strictly to the applicable usury laws in effect from time to time during the term of the Loans. Accordingly, if any transaction contemplated by this Agreement would be usurious under such laws, then notwithstanding any other provision of this Agreement: (a) the aggregate of all interest that is contracted for, charged, or received under this Agreement or under any other Loan Document shall not exceed the maximum amount of interest allowed by applicable law (the “Highest Lawful Rate”), and any excess shall be promptly credited to Borrower by Lender (or, to the extent that such consideration shall have been paid, such excess shall be promptly refunded to Borrower by Lender); (b) neither Borrower nor any other Person now or hereafter liable under this Agreement shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate; and (c) the effective rate of interest for the portion of the Loans that would otherwise be usurious under applicable laws shall be reduced to the Highest Lawful Rate. All sums paid, or agreed to be paid, to Lender for the use, forbearance, and detention of the debt of Borrower to Lender shall, to the extent permitted by applicable law, be allocated throughout the full term of the applicable Note until payment is made in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. If at any time the rate of interest under the applicable portion of the Loans exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to this Agreement under such portion of the Loans shall be limited, notwithstanding anything to the contrary in this Agreement, to the Highest La wful Rate, but any subsequent reductions in the applicable interest accrual rate shall not reduce the interest to accrue pursuant to this Agreement below the Highest

Lawful Rate until the total amount of interest accrued equals the amount of interest that would have accrued if the Term Base Rate or Revolver Base Rate, as applicable, had at all times been in effect. If the total amount of interest paid or accrued pursuant to this Agreement under the foregoing provisions is less than the total amount of interest that would have accrued if the Term Base Rate or Revolver Base Rate, as applicable, had at all times been in effect, then Borrower agrees to pay to Lender an amount equal to the difference between (x) the lesser of (A) the amount of interest that would have accrued if the Highest Lawful Rate had at all times been in effect, or (B) the amount of interest that would have accrued if the Term Base Rate or Revolver Base Rate, as applicable, had at all times been in effect, and (y) the amount of interest accrued in accordance with the other provisions of this Agreement.

         Section 2.8.         Maturity Date; Termination of Revolving Loan; Termination Fee.

                  (a)         The Revolving Note, all interest accrued thereon, all fees, expenses and other charges accrued hereunder, and all other Obligations, if not earlier paid or required to be paid, shall become due and payable in full upon the “Maturity Date” (as defined below). The “Maturity Date” shall be the earliest to occur of (i) September 25, 2005 and (ii) the date on which the Obligations otherwise become due as a result of acceleration of the Obligations as provided for under this Agreement or any other Loan Document, or (iii) the effective date of any earlier termination of this Agreement.

                  (b)         Subject to the provisions of subsection (c) below, upon at least thirty (30) days prior written notice to Lender (the “Termination Notice Period”), Borrower may terminate this Agreement by specifying an effective termination date (the “Requested Termination Date”) in a notice of termination sent to Lender; provided that, notwithstanding anything in Borrower’s termination notice to the contrary, the Requested Termination Date shall be effective no earlier than the first Business Day of the month following the expiration of the Termination Notice Period. Unless earlier terminated pursuant to this Agreement, all funding obligations of Lender under this Agreement shall terminate no later than the expiration of the Termination Notice Period.

                  (c)         All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any termination of this Agreement or Lender’s funding obligations under this Agreement and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds. All indemnities of Borrower in this Agreement or any other Loan Documents shall survive termination of this Agreement.

                  (d)         At the effective date of any termination of Lender’s funding obligations under this Agreement (whether by voluntary termination by Borrower or by termination by Lender following the occurrence of an Event of Default), Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest and other Obligations owing under the terms of this Agreement and any other Loan Documents) as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the applicable Termination Fee. Consistent with the foregoing, Borrower must repay the Term Note in full in connection with any termination of this Agreement and repayment in full of the Revolving Note.

                  (e)         Upon the expiration or termination of this Agreement for any reason, including without limitation any termination by Lender following the occurrence of any Event of Default or any early termination of this Agreement by Borrower pursuant to this Section 2.8 (any such occurrence, a “Deemed Draw Event”) at any time during which a Letter of Credit remains outstanding, the entire Face Amount shall be deemed to have been drawn under the Letter of Credit and shall automatically become a Revolving Credit Advance under this Agreement. All amounts paid to or collected by Lender in connection with a Letter of Credit following a Deemed Draw Event in excess of the amounts actually drawn on the Letters of Credit by Beneficiary thereof shall be held in an account in the name and under the control of Lender. All such sums so held by Lender shall be deemed part of the Collateral and shall be subject to all security interests and liens granted to Lender in this Agreement with respect to the Collateral. Lender shall have the right to withdraw funds from such account to repay any outstanding Letter of Credit Obligations or other Obligations hereunder. Upon termination or expiration of any Letter of Credit, following repayment of any Letter of Credit Obligations or other Obligations, any funds in such account which exceed the aggregate of the amounts not actually drawn on the Letters of Credit which remain outstanding shall be remitted to Borrower. Any funds remaining after the expiration of all Letters of Credit, payment in full of all Letter of Credit Obligations and all other Obligations of Borrower shall be remitted to Borrower.

         Section 2.9.         Maturity of Term Note; Prepayment of Term Note; Release of Real Property; Sale of Owned Facility.

                  (a)         The Term Note, all interest accrued thereon, all fees, expenses and other charges accrued hereunder, and all other Obligations, if not earlier paid or required to be paid, shall become due and payable, in accordance with the amortization schedule set forth on Exhibit E, with a final maturity of September 25, 2004.

                  (b)         Borrower may prepay all or any portion of the Term Note outstanding, together with all interest accrued on the Term Note and all other Obligations accrued hereunder in respect of the Term Loan, on any date. Borrower may prepay the Term Note without prepaying the Revolving Note.

                  (c)         As part of any prepayment in full of the Term Note, Lender shall release each of the Mortgages and release the Real Property as part of the Collateral, but only upon strict compliance by Borrower with all of the following conditions:

(1) Borrower shall have prepaid the Term Note in full, together with all interest accrued on the Term Note, all other Obligations accrued hereunder in respect of the Term Loan and all other sums or fees which are payable hereunder in connection with the prepayment of the Term Note;

(2) as of the date of such prepayment, there shall exist no Event of Default or any fact, event or circumstance that, with the passage of time, or the giving of notice, or both, could constitute an Event of Default; and

(3) Borrower shall have paid to Lender all costs and expenses that Lender has incurred or that Lender estimates it will incur in connection with preparing and filing such release, including, but not limited to, all filing fees and legal fees and expenses (including fees and expenses of Lender’s in-house counsel).

                  (d)         Borrower shall apply all net proceeds of any sale of the Real Property to the prepayment, partial or in full, of the Term Note. In connection with any such sale, Lender shall release its Mortgage upon the particular parcel of Real Property being sold and release such parcel of Real Property as part of the Collateral, but only upon strict compliance by Borrower with all of the following conditions:

(1) Borrower shall provide evidence that all net proceeds of such sale shall be forwarded to Lender to be applied to the payment of interest, all other sums and fees payable in respect of, and principal of the Term Note, together with all interest accrued on the Term Note, all other Obligations accrued hereunder in respect of the Term Loan and all other sums or fees which are payable hereunder in connection with the prepayment of the Term Note;

(2) as of the date of such prepayment, there shall exist no Event of Default or any fact, event or circumstance that, with the passage of time, or the giving of notice, or both, could constitute an Event of Default; and

(3) Borrower shall have paid to Lender all costs and expenses that Lender has incurred or that Lender estimates it will incur in connection with preparing and filing such release, including, but not limited to, all filing fees and legal fees and expenses (including fees and expenses of Lender’s in-house counsel).

                  (e)         In the event that the Term Note is not repaid in full on or prior to the six (6) month anniversary of the Closing Date, the Term Base Rate shall be increased, as of the date of such six (6) month anniversary, by one-quarter of one percent (¼%) per annum and by an additional one-quarter of one percent (¼%) per annum on the first day of each calendar quarter thereafter (i.e. April 1, July 1, etc.); provided that if such six-month anniversary falls on the 30th day of the final month of a calendar quarter, then the Term Base Rate shall not be increased on both such anniversary and the first day of the immediately following calendar quarter.

         Section 2.10.         Joint and Several Liability; Binding Obligations.Each entity constituting Borrower shall be jointly and severally liable for all of the obligations of Borrower under the Notes and this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the Loans would not be made available on the terms herein in the absence of the collective credit of all of the Borrowers, the joint and several liability of all Borrowers, and the cross-collateralization of the Collateral of all Borrowers. Accordingly, each Borrower, individually acknowledges that the benefit to each of Borrowers under the Loans as a whole constitutes reasonably equivalent value, regardless of the amount of the Loans actually borrowed by, advanced to, or the amount of Collateral provided by, any individual Borrower. In addition, each entity comprising Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon each entity comprising Borrower, and shall be binding upon all such entities when taken together.

ARTICLE III

COLLATERAL

         Section 3.1.         Generally.As security for the Obligations, and as further security for the payment and performance by Borrower, any Guarantor and their respective Affiliates of their respective obligations under the Affiliated Loan Documents, Borrower hereby assigns and grants to Lender a continuing first priority Lien on and security interest in, upon, and to the following property whether now owned or hereafter acquired or arising (the “Personal Property”; unless otherwise defined in this Agreement, all terms used in the following subparagraphs shall have the meanings given them in the Uniform Commercial Code as now or hereafter in effect), to the extent that Borrower may legally grant a Lien on or security interest in such property:

                  (a)         All of Borrower’s Accounts, and all of Borrower’s money, contract rights, chattel paper, documents, deposit accounts, securities, investment property and instruments with respect thereto, and all of Borrower’s rights, remedies, security, Liens and supporting obligations, in, to and in respect of the foregoing, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any Account Debtor, and credit and other insurance;

                  (b)         To the extent not listed above, all of Borrower’s money, securities, investment property, deposit accounts, instruments and other property and the proceeds thereof that are now or hereafter held or received by, in transit to, in possession of, or under the control of Lender or a bailee or Affiliate of Lender, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

                  (c)         To the extent not listed above, all of Borrower’s now owned or hereafter acquired deposit accounts into which Accounts or the proceeds of Accounts are deposited, including the Lockbox Account;

                  (d)         All of Borrower’s right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account, and all returned, reclaimed or repossessed goods;

                   (e)         All of Borrower’s general intangibles (including, but not limited to, payment intangibles) and other property of every kind and description with respect to, evidencing or relating to its Accounts, including, but not limited to, all existing and future customer lists, choses in action, claims, books, records, ledger cards, contracts, licenses, formulae, tax and other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer programs, information, software, records, and data, as the same relates to the Accounts;

                  (f)         All of Borrower’s other money, securities, investment property, deposit accounts, instruments, documents, supporting obligations and chattel paper;

                  (g)         All of Borrower’s letter-of-credit rights and commercial tort claims;

                  (h)         All of Borrower’s other general intangibles (including, without limitation, any proceeds from insurance policies after payment of prior interests), patents, unpatented inventions, trade secrets, copyrights, contract rights, goodwill, literary rights, rights to performance, rights under licenses, choses-in-action, claims, information contained in computer media (such as data bases, source and object codes, and information therein), things in action, trademarks and trademarks applied for (together with the goodwill associated therewith) and derivatives thereof, trade names, including the right to make, use, and vend goods utilizing any of the foregoing, and permits, licenses, certifications, authorizations and approvals, and the rights of Borrower thereunder, issued by any governmental, regulatory, or private authority, agency, or entity whether now owned or hereafter acquired, together with all cash and non-cash proceeds and products thereof;

                  (i)         All of Borrower’s now owned or hereafter acquired inventory of every description which is held by Borrower for sale or lease or is furnished by Borrower under any contract of service or is held by Borrower as raw materials, work in process or materials used or consumed in a business, wherever located, and as the same may now and hereafter from time to time be constituted, together with all cash and non-cash proceeds and products thereof;

                  (j)         All of Borrower’s now owned or hereafter acquired machinery, equipment, computer equipment, tools, tooling, furniture, fixtures, goods, supplies, materials, work in process, whether now owned or hereafter acquired, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, all replacements thereof and substitutions therefor, and all cash and non-cash proceeds and products thereof;

                  (k)         To the extent not listed above as original collateral, the proceeds (including, without limitation, insurance proceeds) and products of all of the foregoing.

         Notwithstanding the foregoing, Lender and Borrower agree that Lender’s Lien on and security interest in money and funds of Borrower, to the extent reported as “restricted cash” or “restricted funds” on Borrower’s balance sheets, shall be subordinate to the Liens and security interests giving rise to such designation as “restricted cash” or “restricted funds”.

         Section 3.2.         Lien Documents.At Closing and thereafter as Lender deems necessary in its sole discretion, Borrower shall execute and deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender in its sole discretion) any agreements, documents, instruments, and writings deemed necessary by Lender or as Lender may otherwise request from time to time in its sole discretion to evidence, perfect, or protect Lender’s Lien and security interest in the Collateral required under this Agreement. Borrower hereby authorizes Lender to file one or more financing statements and amendments thereto describing the Collateral and describing any agricultural liens or other statutory liens held by Lender.

         Section 3.3.         Personal Property Collateral Administration.

                  (a)         All Personal Property (except deposit accounts) shall at all times be kept by Borrower at its offices and locations set forth on Schedule 4.15 (or other place of business hereafter established by Borrower) and shall not be moved from such offices and locations without (i) providing prior written notice to Lender in accordance with Section 6.15, and (ii) obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld.

                  (b)         Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall reasonably request a sales and collections report for the preceding period, in form satisfactory to Lender. In addition, if Accounts in an aggregate face amount in excess of $250,000.00 that were included in the most recent Borrowing Base certification become ineligible because, subsequent to the date of such Borrowing Base certification, such Accounts fall within one of the specified categories of ineligibility set forth in the definition of Qualified Accounts (but other than pursuant to clause (b) of such definition), Borrower shall notify Lender of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Lender, Borrower shall execute and deliver to Lender formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of claims, invoices or other information related thereto.

                  (c)         Whether or not an Event of Default has occurred, any of Lender’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender or any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.

                  (d)         To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts. Lender shall have the right at any time to notify Account Debtors (subject to applicable law) that Accounts have been assigned to Lender.

                  (e)         Borrower shall bear the risk of loss on all Personal Property, regardless of whether such Personal Property is in the possession or control of Borrower, Lender, a bailee or any other Person.

         Section 3.4.         Other Actions.In addition to the foregoing, Borrower:

                  (a)         shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that Lender has been granted a first priority Lien and security interest in, upon and to all Accounts applicable to such Person and directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Lender, upon Borrower’s failure to send such notices within ten (10) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices to such Persons;

                  (b)         shall do and hereby authorizes Lender to do anything further that may be lawfully required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including but not limited to the execution and delivery of lockbox agreements, continuation statements, amendments to financing statements, and any other documents required under this Agreement;

                  (c)         at Lender’s request, shall immediately deliver to Lender all items of Collateral for which Lender must receive possession to obtain a perfected security interest;

                  (d)         shall, on Lender’s demand, deliver to Lender all notes, certificates, and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Personal Property;

                  (e)         shall, where Personal Property is in the possession of a third party, join with Lender in notifying the third party of Lender’s security interests and obtaining an acknowledgement from the third party that it is holding the Personal Property for the benefit of Lender;

                  (f)         shall cooperate with Lender in obtaining control with respect to Personal Property consisting of deposit accounts, investment property, letter of credit rights, electronic chattel paper and any other portion of the Personal Property for which control is required in order to perfect a security interest; and

                  (g)         shall not create any chattel paper without placing a legend on the chattel paper acceptable to Lender indicating that Lender has a security interest in the chattel paper.

         Section 3.5.         Searches.Before Closing, and thereafter (as and when determined by Lender in its sole discretion), Lender will perform the searches described in clauses (a), (b) and (c) below against Borrower (the results of which are to be consistent with Borrower’s representations and warranties under this Agreement), all at Borrower’s expense:

                  (a)         Uniform Commercial Code searches with the Secretary of State and local filing offices of each jurisdiction where Borrower maintains its executive offices, a place of business, or assets and the jurisdiction in which Borrower is organized;

                   (b)          Judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and

                  (c)         Searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of Borrower and the exact legal name under which Borrower is organized.

         Section 3.6.         Power of Attorney.Each of the officers of Lender designated on Schedule 3.6 is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on Borrower’s Accounts; (b) execute and/or caused to be filed in the name of Borrower any financing statements, schedules, assignments, instruments, documents, and statements that Borrower is obligated to give Lender under this Agreement; (c) take any action Borrower is required to take under Section 3.4 above; (d) do such other and further acts and deeds in the name of Borrower that Lender may deem necessary or desirable to perfect Lender’s security interest or Lien in any Collateral; and (e) following an Event of Default, do such other and further acts and deeds in the name of Borrower that Lender may deem necessary or desirable to enforce any Account or other Personal Property. In addition, if Borrower breaches its obligation to direct payments of the proceeds of the Personal Property to the Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for Borrower pursuant to this paragraph, may, by the signature or other act of any of Lender’s officers (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of the Personal Property to Borrower by directing payment to the Lockbox Account.

         Section 3.7.         Newport News, Virginia Real Property.With respect to the parcel of Real Property located in Newport News, Virginia, Lender agrees to take all steps reasonably necessary to effect the transfer of a certain portion of such parcel to Holy Tabernacle Housing and Economic Development Corporation (“HTHEDC”), in accordance with the terms of an agreement between Borrower and HTHEDC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

         Each entity comprising Borrower represents and warrants to Lender, as of the date hereof, to each of the matters set forth in this Article IV. Additionally, each request for a Revolving Credit Advance and each request for the issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower to Lender, as of the date of each such request, to each of the matters set forth in this Article IV.

         Section 4.1.         Subsidiaries.Except as set forth in Schedule 4.1, Borrower has no subsidiaries.

         Section 4.2.         Organization and Good Standing. Borrower is a corporation, limited liability company or limited liability partnership, as the case may be, duly organized, validly existing, and in good standing under the laws of its state of formation, is in good standing as a foreign corporation, limited liability company or limited liability partnership, as the case may be, in each jurisdiction in which the character of the properties owned or leased by it therein or the nature of its business makes such qualification necessary, has the corporate, limited liability company or limited liability partnership (as the case may be) power and authority to own its assets and transact the business in which it is engaged, and has obtained all certificates, licenses and qualifications required under all laws, regulations, ordinances, or orders of public authorities necessary for the ownership and operation of all of its properties and transaction of all of its business. The state of organization of each entity comprising Borrower is listed on Schedule 4.2, and the exact legal name of each entity comprising Borrower is as set forth in the first paragraph of this Agreement.

         Section 4.3.         Authority. Borrower has full corporate, limited liability company or limited liabilitypartnership (as the case may be) power and authority to enter into, execute, and deliver this Agreement and to perform its obligations under this Agreement, to borrow the Loans, to execute and deliver the Notes, and to incur and perform the obligations provided for in the Loan Documents, all of which have been duly authorized by all necessary corporate, limited liability company or limited liability partnership (as the case may be) action. No consent or approval of shareholders, members or partners of, or lenders to, Borrower and no consent, approval, filing or registration with any Governmental Authority is required as a condition to the validity of the Loan Documents or the performance by Borrower of its obligations under the Loan Documents, unless such consent, approval, filing or registration has already been duly received or made.

         Section 4.4.         Binding Agreement.This Agreement and all other Loan Documents constitute, and the Notes, when issued and delivered pursuant to this Agreement for value received, will constitute, the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that such enforceability may be limited by principles of equity, the applications of judicial discretion and applicable bankruptcy, moratorium, reorganization, fraudulent conveyance, insolvency and other similar laws of general application affecting or limiteing the enforcement of creditors’ rights.

         Section 4.5.         Litigation. Except as disclosed in Schedule 4.5, there are no actions, suits, proceedings or investigations pending or threatened against Borrower before any court or arbitrator or before or by any Governmental Authority which, in any one case or in the aggregate, if determined adversely to the interests of Borrower, could have a material adverse effect on the business, properties, condition (financial or otherwise) or operations, current or prospective, of Borrower taken as a whole, or upon its ability to perform its obligations under the Loan Documents. Borrower is not in default with respect to any order of any court, arbitrator, or Governmental Authority applicable to Borrower or its properties.

         Section 4.6.          No Conflicts.The execution and delivery by Borrower of this Agreement and the other Loan Documents do not, and the performance of its obligations under the Loan Documents will not, violate, conflict with, constitute a default under, or result in the creation of a Lien or encumbrance upon the property of Borrower (other than for the benefit of Lender) under: (a) any provision of Borrower’s articles of incorporation or bylaws, certificate of formation or operating agreement, or certificate of limited liability partnership or agreement of limited liability partnership, as the case may be, (b) any provision of any law, rule, or regulation applicable to Borrower, (c) any indenture or other agreement or instrument to which Borrower is a party or by which Borrower or its property is bound, or (d) any judgment, order or decree of any court, arbitration tribunal, or Governmental Authority having jurisdiction over Borrower which is applicable to Borrower.

         Section 4.7.         Financial Condition.The financial statements of Borrower which have been delivered to Lender fairly present the consolidated financial condition of Borrower and the results of its operations and changes in financial condition as of the dates and for the periods referred to, and have been prepared in accordance with GAAP. There are no material unrealized or anticipated liabilities, direct or indirect, fixed or contingent, of Borrower as of the dates of such financial statements which are not reflected in such financial statements or in the notes to such financial statements. There has been no adverse change in the business, properties, condition (financial or otherwise) or operations (current or prospective) of Borrower since the date of the last financial statement delivered to Lender. The federal tax identification number and fiscal year of each entity comprising Borrower is as described on Schedule 4.7.

         Section 4.8.         No Default.Borrower is not in default under or with respect to any obligation in any respect which could reasonably be expected to be materially adverse to its business, operations, property or financial condition, or which could reasonably be expected to have a material, adverse effect on the ability of Borrower to perform its obligations under the Loan Documents. No Event of Default or event that, with the giving of notice or lapse of time, or both, could become an Event of Default, has occurred and is continuing.

         Section 4.9.         Title to Properties. Borrower has good, marketable and indefeasible title to, rights in and the power to transfer its properties and assets, including the Collateral and the properties and assets reflected in the financial statements described in Section 4.7, subject to no Lien, mortgage, pledge, encumbrance or charge of any kind, other than Permitted Liens, except as described on Schedule 4.9. Except as described on Schedule 4.9, Borrower has not agreed or consented to cause any of its properties or assets whether owned now or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to any Lien, mortgage, pledge, encumbrance or charge of any kind other than Permitted Liens. All of the Collateral, and all other property and assets of Borrower that are necessary to the conduct of Borrower’s business, are owned or leased or otherwise available to Borrower or the rights to same are held by Borrower in its name, and none of the Collateral, or any such property or assets are owned or leased or the rights thereto held in the name of any other entity.

         Section 4.10.         Taxes.Borrower has filed, or has obtained extensions for the filing of, all federal, state and other tax returns which are required to be filed, and has paid all taxes shown as due on those returns and all assessments, fees and other amounts due as of the date of this

Agreement. All tax liabilities of Borrower are adequately provided for on Borrower’s books. Except as set forth on Schedule 4.10, no tax liability has been asserted by the Internal Revenue Service or other taxing authority against Borrower for taxes in excess of those already paid.

         Section 4.11.         Securities and Banking Laws and Regulations.

                  (a)         The use of the proceeds of the Loans and Borrower’s issuance of the Notes will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation Regulations U, T or X of the Board of Governors of the Federal Reserve System. Borrower is not engaged in the business of extending credit for the purpose of the purchasing or carrying “margin stock” within the meaning of those regulations. No part of the proceeds of the Loans under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for such purpose.

                  (b)         Borrower is not an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of that Act.

         Section 4.12.         ERISA.No employee benefit plan (a “Plan”) subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) and regulations issued pursuant to ERISA that is maintained by Borrower or under which Borrower could have any material liability under ERISA (i) has failed to meet minimum funding standards established in Section 302 of ERISA, (ii) has failed to substantially comply with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, or (iii) has engaged in or been involved in a prohibited transaction (as defined in ERISA) under ERISA or under the Internal Revenue Code. Neither Borrower nor any member of a Controlled Group that includes Borrower has assumed, or received notice of a claim asserted against Borrower or another member of the Controlled Group for, withdrawal liability (as defined in the Multi-Employer Pension Plan Amendments Act of 1980, as amended) with respect to any multi-employer pension plan. Borrower does not participate in any multi-employer pension plan.

         Section 4.13.         Compliance with Laws.To the best of the knowledge of Borrower, Borrower is not in material violation of any statute, rule or regulation of any Governmental Authority (including, without limitation, any statute, rule or regulation relating to employment practices or to environmental, occupational and health standards and controls). Borrower has obtained all licenses, permits, franchises, and other governmental authorizations necessary for the ownership of its properties and the conduct of its business. Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar Governmental Authority and is in full compliance with all applicable rules and regulations of such commissions.

         Section 4.14.         Environmental Matters.No use, exposure, release, generation, manufacture, storage, treatment, transportation or disposal of Hazardous Material has occurred or is occurring on or from the Real Property or any real property on which the Personal Property is located or which is owned, leased or otherwise occupied by Borrower (all such real property, including the Real Property, is herein referred to collectively as the “Premises”), or off the Premises as a result of any action of Borrower, except as described in Schedule 4.14 or disclosed in the Environmental Assessment reports prepared by Linebach & Funkhauser and provided to Lender. All Hazardous Material used, treated, stored, transported to or from, generated or handled on the Premises, or off the Premises by Borrower, has been disposed of on or off the Premises by or on behalf of Borrower in a lawful manner. Except as disclosed in the Phase I Environmental Assessment reports prepared by Linebach & Funkhauser and provided to Lender, there are no underground storage tanks present on or under the Real Property, and no other environmental, public health or safety hazards exist with respect to the Real Property.

         Section 4.15.         Places of Business; Chief Executive Office.As of the Closing Date, the only places of business of Borrower, and the places where it keeps and intends to keep the Personal Property and records concerning the Personal Property, are at the Facilities set forth in Schedule 4.15. Schedule 4.15 also lists whether each Facility is owned, leased or managed by Borrower and, for each Facility not owned by Borrower, the owner of record of each such property. Borrower’s chief executive office is located in the state and at the address shown in Schedule 4.15.

         Section 4.16.         Intellectual Property.Borrower exclusively owns or possesses all the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, franchises, licenses, and rights with respect to the foregoing necessary for the current and planned future conduct of its business, without any conflict with the rights of others. A list of all such intellectual property (indicating the nature of Borrower’s interest), as well as all outstanding franchises and licenses given by or held by Borrower, is attached as Schedule 4.16. Borrower is not in default of any obligation or undertaking with respect to such intellectual property or rights. Borrower is not infringing on any patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, franchises, licenses, any rights with respect to the foregoing, or any other intellectual property rights of others and Borrower is not aware of any infringement by others of any such rights owned by Borrower.

         Section 4.17.         Capitalization.The authorized equity securities (whether capital stock, partnership or membership interests or otherwise) of each entity comprising Borrower are as set forth in Schedule 4.17. Such equity securities were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. All issued and outstanding equity securities of each entity comprising Borrower other than Correctional Services Corporation (each such entity, a “Subsidiary”) are duly authorized and validly issued and are fully paid, nonassessable and free and clear of all Liens or pledges other than those in favor of Lender or for the benefit of Lender. Set forth on Schedule 4.17 are (i) in the case of Correctional Services Corporation, the identity of all holders of equity securities known by Borrower to hold in excess of five percent (5%) of all issued and outstanding equity securities of Correctional Services Corporation on a fully diluted basis as of the Closing Date and (ii) in the case of each Subsidiary, the identity of all holders of equity securities of such Subsidiary and the percentage of each holders’ fully diluted ownership of such Subsidiary. No shares of the equity securities of any Subsidiary, other than those shown on Schedule 4.17, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower of any equity securities of any Subsidiary.

         Section 4.18.         Material Facts.Neither this Agreement nor any other Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained in this Agreement or other Loan Document not misleading. There is no fact known to Borrower that adversely affects or in the future may adversely affect the business, operations, affairs or financial condition of Borrower, or any of its properties or assets.

         Section 4.19.         Investments, Guarantees, and Certain Contracts.Borrower does not own or hold any equity or long-term debt investments in, have any outstanding advances to, have any outstanding guarantees for the obligations of, or have any outstanding borrowings from, any Person, except as described on Schedule 4.19. Borrower is not a party to any contract or agreement, or subject to any corporate restriction, which has a material adverse effect on its business.

         Section 4.20.         Business Interruptions.Except as described on Schedule 4.20, within five years before the date of this Agreement, neither the business, property or assets, or operations of Borrower has been adversely affected in any way by any casualty, strike, lockout, combination of workers, or order of the United States of America or other Governmental Authority, directed against Borrower. There are no pending or overtly threatened labor disputes, strikes, lockouts, or similar occurrences or grievances against Borrower or its business.

         Section 4.21.         Names.Within five years before the date of this Agreement, Borrower has not conducted business under or used any other name (whether corporate, partnership or assumed) other than as shown on Schedule 4.21. Borrower is the sole owner of all names listed on such Schedule and any and all business done and invoices issued in such names are Borrower’s sales, business, and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate Person or independent Affiliate.

         Section 4.22         Joint Ventures.Borrower is not engaged in any joint venture or partnership with any other Person, except as set forth on Schedule 4.22.

         Section 4.23         Accounts.Lender may rely, in determining which Accounts are Qualified Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Lender, with respect to each Qualified Account, Borrower represents that:

                  (a)         The Account is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

                  (b)         The Account arises out of a completed, bona fide sale and delivery of goods or rendition of Services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts and other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor;

                   (c)         The Account is for a liquidated amount maturing as stated in a duplicate claim or invoice covering such sale or rendition of Services, a copy of which has been furnished or is available to Lender;

                  (d)         The Account, and Lender’s security interest in such Account, is not subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition, and each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason;

                  (e)         There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto;

                  (f)         To the best of Borrower’s knowledge, (i) the Account Debtor under the Account had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor is solvent;

                  (g)         To the best of Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor under the Account which might result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account;

                  (h)         The Account has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and compliance and conformance with any and requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account; and

                  (i)         Borrower has obtained and currently has all certificates of need, licenses, permits and authorizations that are necessary in the generation of such Accounts.

         Section 4.24.         Solvency.Both before and after giving effect to the transactions contemplated by the terms and provisions of this Agreement, Borrower (taken as a whole) (a) owns property whose fair saleable value is greater than the amount required to pay all of Borrower’s Indebtedness (including contingent debts), (b) was and is able to pay all of its Indebtedness as such Indebtedness matures, and (c) had and has capital sufficient to carry on its business and transactions and all business and transactions in which it about to engage. For purposes of this Agreement, the term “Indebtedness” means, without duplication (x) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Borrower as of the date on which Indebtedness is to be determined, (y) all obligations of any other person or entity which such Borrower has guaranteed, and (z) the Obligations.

         Section 4.25.         [INTENTIONALLY OMITTED]

         Section 4.26.         Reports. Borrower has timely filed or caused to be timely filed, all cost reports and other reports of every kind, as applicable and required by law or by written or oral contracts or otherwise to have been filed or made with respect to the Facilities. There are no claims, actions or appeals pending (and Borrower has not filed any claims or reports which should result in any such claims, actions or appeals) before any commission, board or agency with respect to any state or federal cost reports or claims filed by Borrower, or any disallowance by any commission, board or agency in connection with any audit of such cost reports. No validation review or program integrity review related to Borrower, or the consummation of the transactions contemplated herein, or related to the Facilities or the Collateral, have been conducted by any commission, board or agency in connection with the any programs, and to the knowledge of Borrower, no such reviews are scheduled, pending or threatened against or affecting any of the providers, or any of the Facilities or the Collateral, or the consummation of the transactions contemplated hereby.

         Section 4.27.         Funds from Restricted Grants.Except as described on Schedule 4.27, none of the Facilities or other Collateral is subject to, and Borrower shall indemnify and hold Lender harmless from and against, any liability in respect of amounts received by Borrower or others for the purchase or improvement of the Facilities or other Collateral or any part thereof under restricted or conditioned grants or donations.

         Section 4.28.         [INTENTIONALLY OMITTED]

         Section 4.29.         Assignment of Claims Laws.Except as set forth in Schedule 4.29, no Borrower is a party to any contract or agreement that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law. With respect to its contracts and agreements, Borrower has not filed any notice pursuant to the Federal Assignment of Claims Act or any similar state or local law, except for any notice naming Lender or Fleet Bank as assignee.

         Section 4.30.         Leases.Except as described on Schedule 4.30, Borrower has not entered into any Leases or licenses of the Collateral nor are there any unrecorded Leases pertaining to the Facilities.

         Section 4.31.         Condemnation.No condemnation of any portion of the Real Property has commenced or, to the best of Borrower’s knowledge, is contemplated by any governmental authority.

         Section 4.32.         Commitment.All factual information set forth in the commitment letter for the Loans (if any) (the “Commitment”) and its exhibits, all financial statements, operating statements, leases and rent rolls previously furnished by or on behalf of Borrower to Lender in connection with the Loans and all other submissions referred to herein or required by the Commitment are true, complete and correct in all material respects as of the date indicated thereon, are not misleading in any material respect and do not omit any information required to prevent such statements, loan submissions or materials from being materially misleading under the circumstances.

         Section 4.33.         Contracts.Since January 1, 2002, there have been no terminations or non-renewals of any of Borrower’s material contracts for Services.

         Section 4.34.         Compliance.To Borrower’s knowledge, the Facilities are structurally sound and the operation of the Facilities complies, in all material respects, with all applicable zoning, environmental protection or control codes and fire, electrical and building codes, rules and regulations. There is no license, approval or permit, necessary for either the lawful operation of the Facilities or the lawful occupancy thereof, including, without limitation, utility, building, zoning, subdivision control, land and water use, environmental protection and flood hazard permits, which has not been obtained.

         Section 4.35.         Unrecorded Contracts.Except as disclosed on Schedule 4.35, there are no unrecorded contracts to purchase the Facilities or any interest therein.

         Section 4.36.         Real Estate Taxes.All real estate taxes and assessments against the Real Property are fully paid for all prior years, except as described on Schedule 4.10.

         Section 4.37.         Flood Plain.To the best of the knowledge of Borrower, no part of the Real Property lies in a 100 year flood plain that has been identified by the Secretary of Housing and Urban Development or any other governmental authority.

         Section 4.38.         Real Property.The Loan Documents create a valid first lien on the marketable, fee simple estate in the Real Property. Each of the Owned Facilities is located on one or more of the parcels that comprise the Real Property. To Borrower’s knowledge, except with respect to the parcel of Real Property located in Belle Glade, Florida, the Real Property and all improvements to the Real Property, if any, including all access roadways, driveways and any other paving, and any and all site work, fencing, lighting and other improvements, has been completed in a good and workmanlike manner in accordance with the plans, specifications and/or site plan previously approved by the county or city in which the Real Property is situate, is free from filed or unfiled mechanics ’ and materialmen’s liens, and has not been damaged by fire or casualty and there are no deficiencies or problems with the design and/or construction of the improvements on the Real Property. Final certificates of occupancy or non-residential use permits have been obtained in connection with each of the Owned Facilities. The parcels of land comprising the Real Property, other than those on which is located the Forest Ridge Youth Services Facility in Estherville, Iowa, are contiguous, subdivided parcels and are in full compliance with applicable subdivision ordinances. No subdivision or resubdivision of such parcels is required to: (i) convey, transfer, assign or lease such parcels, either individually or as a whole; or (ii) rebuild after a casualty all or any portion of the improvements on the Real Property to current size and configuration.

         Section 4.39.         Insurance. All insurance required by the Loan Documents is in full force and effect. For all casualty, rent loss, business interruption and other insurance relating to damage to the Real Property, Lender is insured as a first mortgagee thereunder, with a non-contributory loss payee clause, a minimum thirty-day cancellation notice provision, and agreed amount, replacement cost and inflation guard endorsements.

         Section 4.40.         Utilities.The Owned Facilities are adequately served by electric, gas (if applicable), water, public sewer, public storm sewer and other utilities and municipal services and/or self-contained or managed water, wastewater and sewer systems required for the use of the Owned Facilities as Borrower has represented such use to Lender. Utilities entering the Owned Facilities either do so from a public street or are located in recorded easements, which Lender’s title insurer has insured as being senior in priority over the affected land to all other matters of record, and, to Borrower’s knowledge, do not run under or through any building, structure or improvement (except paving) or land privately owned by persons or entities other than Borrower.

         Section 4.41.         Streets.All streets, roads, parking areas and driveways necessary to serve the Owned Facilities for the use represented by Borrower have been completed and are serviceable; and all streets and roads to be dedicated have been dedicated and accepted for public use and maintenance by the jurisdictions in which the Owned Facilities are located.

         Section 4.42.         Other Liens.Except as disclosed on Schedule 4.42, there are no deeds of trust, mortgages, conditional sales contracts, chattel mortgages, leases of personalty, financing statements, title retention agreements or other liens filed and/or recorded against the Real Property other than those securing Lender.

         Section 4.43.         Title and Ownership.Title to the Real Property will be held in the names of one or more of the entities comprising the “Borrower” under the deeds of trust, deeds to secure debt and/or mortgages securing the Notes and, except as disclosed on Schedule 4.43, will not be the subject of any transaction whereby the legal or beneficial title to all or any part of the Real Property shall be transferred to anyone other than such entities.

         Section 4.44.         Restricted Use.Borrower has no knowledge or information that the present or proposed use and occupancy of the Facilities violates any restrictive covenant, right-of-way, easement, operating agreement, environmental protection statute or regulation or historical preservation statute or regulation, and no notice of any violation of any regulation in respect of the Real Property has been issued or received. There are no pending proceedings to change or down-zone the existing zoning classification as to any portion of the Real Property.

         Section 4.45.         Representations and Warranties Relating to Real Property and Owned Facilities. To the extent that any representation or warranty contained in this Article IV relates to the Real Property or the Owned Facilities, such representation or warranty shall cease to apply effective as of the first date after which the Term Loan has been repaid in full and on which no default or Event of Default exists hereunder.

         Section 4.46.         Representations or Warranties Based on “Knowledge”. To the extent any representation or warranty contained in this Article IV is based upon the “knowledge” of Borrower, “knowledge” shall mean the actual knowledge of the following officers of Correctional Service Corporation and their successors: James F. Slattery, Bernard A. Wagner, Thomas C. Rapone, Robert Matthews, Paul Donnelly and John R. Mentzer, III.

ARTICLE V

CLOSING AND CONDITIONS OF LENDING

         Section 5.1.         Conditions Precedent to Agreement.The obligation of Lender to enter into and perform this Agreement, to advance sums in respect of the Term Loan, to make the initial Revolving Credit Advances and to issue any Letter of Credit is subject to the following conditions precedent:

                  (a)         Lender shall have received two (2) originals of this Agreement, the Certificate of Validity, any Guaranty and all other Loan Documents required to be executed and delivered at or before Closing (other than the Notes, as to which Lender shall receive only one (1) original of each), executed by Borrower and any other required Persons, as applicable.

                  (b)         Lender shall have received all searches required by Section 3.5.

                  (c)         Borrower and any Guarantor shall have complied and shall then be in compliance with all the terms, covenants and conditions of the Loan Documents.

                  (d)         There shall have occurred and be continuing no Event of Default and no event that, with the giving of notice or the lapse of time, or both, could constitute such an Event of Default.

                  (e)         The representations and warranties contained in Article IV shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to a date other the Closing Date).

                  (f)         Lender shall have received copies of all board of directors resolutions, consents of members and managers and consents of partners of each Borrower and any Guarantor, and other action taken by Borrower and any Guarantor to authorize the execution, delivery and performance of the Loan Documents and the borrowing of the Loans under the Loan Documents, as well as the names and signatures of the officers of, members and managers of and partners of Borrower and any Guarantor authorized to execute documents on its behalf in connection with the Loans, all as also certified as of the date of this Agreement by Borrower’s or any Guarantor’s, as applicable, chief financial officer or other officer, and such other papers as Lender may require.

                  (g)         Lender shall have received (i) copies, certified as true, correct and complete by the applicable state of organization of each Borrower, of the certificate of incorporation, certificate of formation or certificate of limited liability partnership of each Borrower, with any amendments to any of the foregoing, (ii) copies, certified as true, correct and complete by an authorized officer, member or partner of each Borrower, of all other documents necessary for performance of the obligations of Borrower under this Agreement and the other Loan Documents, and (iii) certificates of good standing for each Borrower issued by the state of organization of each Borrower and by each state in which each Borrower is doing and currently intends to do business for which qualification is required.

                  (h)         Lender shall have received a written opinion of counsel for Borrower, dated the date of this Agreement, substantially in the form of Exhibit C.

                  (i)         Lender shall have received such financial statements, reports, certifications, and other operational information required to be delivered under this Agreement, including without limitation internal financial statements for the six months ended June 30, 2002 (showing results satisfactory to Lender) and an initial borrowing base certificate calculating the Borrowing Base.

                  (j)         Lender shall have received the Commitment Fee.

                  (k)         The Lockbox, Lockbox Account and the Concentration Account shall have been established.

                  (l)         Lender shall have received an estoppel certificate substantially in the form of Exhibit D from Borrower’s landlord or sublandlord, as the case may be, with respect to each of the leased Facilities identified on Schedule 4.15.

                  (m)         Lender shall have received a certificate of Borrower’s chief financial officer or other officer, dated the Closing Date, certifying that all of the conditions specified in this subsections (c), (d), (e), (f), (g), (i) and (k) of this Section 5.1 have been fulfilled.

                  (n)         The state of title to the Real Property shall be satisfactory to Lender and Lender’s Mortgages shall, except in the case of the Real Property located in Texas and Florida, be insured by a mortgagee title insurance policy (or binding commitment therefor) in form and substance and from a title insurer acceptable to Lender. Such title insurance policy shall be on an American Land Title Association (“ALTA”) form designated by Lender, shall specifically contain no exception as to survey matters (but only with respect to the Florence, Arizona and Salinas, Puerto Rico properties) or creditors rights, must contain affirmative coverage against mechanics’, contractors’, suppliers’ and/or materialmen’s liens, filed or unfiled, must affirmatively insure that the security instrument is a valid first lien against the fee simple, marketable estate, insuring Lender for a sum not less than an amount acceptable to Lender at Closing and must contain such endorsements as may be required by Lender (including, but not limited to, endorsements covering zoning (ALTA 3.1), variable interest rates, revolving credit, no violations of covenants, conditions and restrictions, street address, no usury violation, environmental liens, tie-in, access, contiguity, encroachment, tax parcel, doing business, mortgage tax, first loss and last dollar) to the extent the same are reasonably available in the jurisdiction where the particular parcel of Real Property is located, and, with respect to the Real Property located in Florence, Arizona and Salinas, Puerto Rico only, shall contain no exceptions for matters which a land survey may have indentified. Fee simple title to the Real Property and to the fixtures, equipment, furniture and personal property encumbered by the Loan Documents shall be marketable, and free and clear of all defects, liens, encumbrances, security interests, assessments, restrictions and easements which are not acceptable to and approved in writing by Lender. If access to the Real Property is by means of easements or leases, said easements or leases shall be satisfactory in form and substance to Lender, shall be insured under the mortgagee’s title insurance policy issued to Lender as part of the insured estate and shall not be subject to any prior liens, encumbrances, covenants or restrictions. All streets necessary to serve the Owned Facilities for the use represented by Borrower shall have been completed and shall be serviceable and all streets to be dedicated shall have been dedicated and accepted for public use and maintenance. A search of the state and local public records shall disclose no conditional sales contracts, chattel mortgages, leases of personalty, financing statements or title retention agreements filed and/or recorded against Borrower or the property other than liens which are expressly permitted or otherwise disclosed under this Agreement.

                  (o)         Lender shall have received the following, all in form and substance satisfactory to Lender in its sole and absolute discretion, prior to any disbursement under the Loans:

(1) with respect to each Owned Facility, (i) a Phase I Environmental Site Assessment and (ii) such other documents and materials as Lender shall deem reasonably necessary or appropriate.

(2) with respect to Borrower’s Owned Facilities located in Florence, Arizona and Salinas, Puerto Rico, (i) such property appraisals, property as-built surveys complying in all respects with the “Minimum Standard Detail requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted in 1999 by ALTA, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors, and meeting the accuracy requirements of an urban survey, and including items 1 through 16 of Table A thereof (except for item 5 relating to contours of the land), physical and structural inspection reports and other third party reports as Lender shall deem necessary or appropriate and (ii) evidence that the Real Property and all improvements thereon comply with applicable codes, regulations and ordinances, are zoned for their current use, are structurally sound, are adequately served by necessary utilities or self-contained systems, are free of mechanics and materialmens liens, are not the subject to any pending or threatened litigation, are not the subject of any pending or threatened condemnation proceeding and have not been damaged by fire or other casualty.

                  (p)         The Real Property shall be owned by Borrower and shall not be the subject of any transaction whereby the legal or beneficial title to all or any part thereof shall be transferred to anyone other than Borrower, except as otherwise disclosed in the Schedules to this Agreement.

                  (q)         All real estate taxes and assessments, special or otherwise, which are due and payable must be paid in full on or before Closing, unless being contested in accordance with Section 6.6. Borrower shall submit to Lender prior to Closing copies of all recent real estate tax bills, with proof of payment, together with evidence that the mortgaged premises is a separately identifiable tax lot.

                  (r)         Lender shall have received evidence reasonably satisfactory to Lender that the Real Property located in Florence, Arizona and Salinas, Puerto Rico is not within a special flood hazard area and is not eligible for flood insurance under the U.S. Flood Disaster Protection Act of 1973, as amended, or that Borrower is adequately insured against flood damages at such locations.

                  (s)         Borrower shall have received at least $7,500,000.00 in net proceeds from the sale of its Phoenix, Arizona facility.

                  (t)          Borrower shall have a minimum excess availability of at least $3,500,000.00 at Closing.

                  (u)         There shall be no material adverse changes (individually or in the aggregate) in the business or financial conditions or prospects of Borrower, the Facilities or the Collateral, each from what was reflected in the financial statements and other information given to Lender as part of Lender’s underwriting of the Loans.

                  (v)         Lender shall have completed all legal and credit due diligence with respect to Borrower, as described in the Commitment Letter relating to the Loans dated as of July 24, 2002 (“Commitment Letter”).

                  (w)         Borrower shall have complied with all terms and conditions set forth in the Commitment Letter, and all representations and warranties contained therein shall be true and correct.

         Section 5.2.         Conditions Precedent to Advances.Notwithstanding any other provision of this Agreement, no Term Loan proceeds, Revolving Credit Advances, advances or other extensions of credit under the Loans shall be disbursed or any Letter of Credit issued under this Agreement unless the following conditions have been satisfied or waived immediately before such disbursement:

                  (a)         The representations and warranties on the part of Borrower contained in Article IV of this Agreement shall be true and correct in all material respects at and as of the date of disbursement or advance, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date, in which case the same need only be true and correct as of such earlier date, and except that the references in Section 4.7 to financial statements shall be deemed to be a reference to the then most recent annual and interim financial statements of Borrower furnished to Lender pursuant to Section 6.1).

                  (b)         No Event of Default or event that, with the giving of notice or the lapse of time, or both, could become an Event of Default shall have occurred and be continuing or would result from the making of the disbursement or advance.

                  (c)         No material adverse change in the condition (financial or otherwise), properties, business, or operations of Borrower or any Guarantor shall have occurred and be continuing with respect to Borrower or any Guarantor since the date of this Agreement.

         Notwithstanding anything in this Agreement to the contrary, Lender may terminate its funding obligations under this Agreement without notice upon or after the occurrence of an Event of Default.

         Section 5.3.         Closing.Subject to the conditions of this Article V, the Loans shall be made available on the date as is mutually agreed by the parties (the “Closing Date”) at such time as may be mutually agreeable to the parties upon the execution of this Agreement (the “Closing”) at such place as may be requested by Lender.

         Section 5.4.         Waiver of Rights.By completing the Closing under this Agreement, or by making advances under the Loans, Lender does not waive a breach of any representation or warranty of Borrower under this Agreement or under any other Loan Document, and all of Lender’s claims and rights resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

ARTICLE VI

AFFIRMATIVE COVENANTS

         Each entity comprising Borrower covenants and agrees that for so long as Borrower may borrow under this Agreement, until payment in full of the Notes and performance of all other obligations of Borrower under the Loan Documents, and for as long as any Letter of Credit is issued and outstanding:

         Section 6.1.         Financial Statements and Collateral Reports.Borrower will furnish to Lender each of the following, on a consolidated basis: (a) a sales and collections report and accounts receivable aging schedule on a form acceptable to Lender within fifteen (15) days after the end of each calendar month, which shall include, but not be limited to, a report of sales, credits issued, and collections received; (b) payables aging schedules within twenty-five (25) days after the end of each calendar month; (c) internally prepared monthly financial statements for Borrower, certified by the chief financial officer of Borrower, within twenty-five (25) days of the end of each calendar month, accompanied by management analysis and actual vs. budget variance reports for each facility generating Accounts; (d) annual projections, profit and loss statements, balance sheets, and cash flow reports (prepared on a monthly basis), approved by Borrower’s board of directors, for the succeeding fiscal year within thirty (30) days before the end of each of Borrower’s fiscal years; (e) internally prepared annual financial statements for Borrower within sixty (60) days after the end of each of Borrower’s fiscal years; (f) annual audited financial statements for Borrower, with a debt compliance letter, prepared by a firm of independent public accountants satisfactory to Lender, within one hundred thirty-five (135) days after the end of each of Borrower’s fiscal years; (g) promptly upon receipt thereof, copies of any reports submitted to Borrower by the independent accountants in connection with any interim audit of the books of Borrower and copies of each management control letter provided to Borrower by independent accountants; (h) as soon as available, copies of all financial statements and notices provided by Borrower to all of its stockholders; (i) on the last business day of every month, evidence satisfactory to Lender that all federal and state taxes, including, without limitation payroll taxes, that are due have been paid in full; and (j) such additional information, reports or statements as Lender may from time to time request. Annual financial statements shall set forth in comparative form figures for the corresponding periods in the prior fiscal year. All financial statements shall include a balance sheet and statement of earnings and shall be prepared in accordance with GAAP.

         Section 6.2.         Payments Under this Agreement.Borrower will make all payments of principal, interest, fees, and all other payments required under this Agreement and under the Loans, and under any other agreements with Lender to which Borrower is a party, as and when due. Except as otherwise provided or limited by the terms of this Agreement, all items required to be furnished under this Agreement or the other Loan Documents shall be furnished without cost to Lender. To the extent that any sums are received by Lender from insurance proceeds, condemnation proceeds, or the fulfillment by Borrower of some other covenant under any Loan Documents, and such sums are applied by Lender to the principal balance of the Notes, the amount of the regular monthly payments under the Notes shall continue to be the amount provided for herein without adjustment for the principal prepayment, if any.

         Section 6.3.         Existence, Good Standing, and Compliance with Laws.Borrower will do or cause to be done all things necessary (a) to obtain and keep in full force and effect all corporate, limited liability company or limited liability partnership existence, rights, licenses, permits, certificates of needs, regulatory approvals, privileges, and franchises (collectively, “Permits”) of Borrower necessary to the ownership of its property or the conduct of its business, and comply with all applicable current and future laws, ordinances, rules, regulations, orders and decrees of any Governmental Authority having or claiming jurisdiction over Borrower; (b) to maintain and protect the properties used or useful in the conduct of the operations of Borrower, in a prudent manner, including without limitation the maintenance at all times of such insurance upon its insurable property and operations as required by law or by Section 6.7; and (c) to maintain all Permits free from restrictions or known conflicts which could materially impair their use or operation or cause the Permits to be provisional, probationary or restricted in any way.

         Section 6.4.         Legality. Borrower shall disclose to Lender any conditions or circumstances of which it is aware that cause the making of the Loans or any disbursement or advance under the Loans to be subject to any penalty or special tax, prohibited by any governmental order or regulation applicable to Borrower, or in violation of any rule or regulation of any Governmental Authority, or if any necessary consents, approvals or authorizations of any Governmental Authority to or of any such disbursement or advance shall not have been obtained.

         Section 6.5.         [INTENTIONALLY OMITTED]

         Section 6.6.         Taxes and Charges. Borrower will timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower, or its income or profits or upon its properties or any part thereof (collectively, “Charges”), before the same shall be in default and before the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies or otherwise (collectively, “Mechanics Claims”) which, if unpaid, might become a Lien or charge upon the properties or any part thereof of Borrower. Borrower shall have the right to contest, in good faith by appropriate proceedings, the amount or validity of any such Charges or Mechanics Claims so long as: (i) Borrower shall have set aside on its books adequate reserve therefor; (ii) Borrower’s title to, and its right to use, the Collateral is not adversely affected thereby and Lender’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (iii) Borrower has given prior written notice to Lender of Borrower’s intent to so contest or object to any such Charges or Mechanics Claims; (iv) such contest stays the enforcement or collection of the Charges and Mechanics Claims or any Lien created; and (v) in the case of real estate taxes or assessments or Mechanics Claims, Borrower has obtained an endorsement, in form and substance satisfactory to Lender, to the loan policy of title insurance issued to Lender insuring over any Lien created by such Charges or Mechanics Claims, or Borrower has deposited with Lender a bond or other security satisfactory to Lender in an amount sufficient to entirely eliminate any Lien for such Charges or Mechanics Claims as a Lien against the Real Property. Should any stamp tax, intangible tax, intangible recording tax or other tax (excluding income, franchise, gross receipts or similar taxes with respect to Lender), now or hereafter become payable with respect to this Agreement or any of the other Loan Documents, Borrower will pay the tax before its due date and hold Lender harmless from the cost of the tax.

         Section 6.7.         Insurance.Borrower shall carry adequate commercial general liability and professional liability insurance with responsible companies reasonably satisfactory to Lender in such amounts and against such risks as is customarily maintained by similar businesses and by owners of similar property in the same general area. If Real Property constitutes any portion of the Collateral, then Borrower shall further carry all insurance described on Schedule 6.7.

         Section 6.8.         Information; Visits and Inspections.Borrower shall furnish to Lender such information as Lender may, from time to time, reasonably request with respect to the business or financial affairs of Borrower. Borrower shall also permit any officer, employee, agent or representative of Lender to visit and inspect any of the properties of Borrower, to inspect, audit and make copies of or prepare extracts from Borrower’s minute books, books of account and other records, including management letters prepared by Borrower’s auditors, of Borrower, and make copies thereof or extracts therefrom, and to discuss the business affairs, finances and accounts of Borrower with, and be advised as to the same by, the officers, employees and independent accountants Borrower, all at such times and as often as Lender may reasonably require.

         Section 6.9.         Preservation and Maintenance of Facilities and Real Property.

                  (a)         Borrower will maintain, keep and preserve all of Owned Facilities in good repair, working order and condition and from time to time make all necessary repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly conducted at all times.

                  (b)         Borrower (1) shall not commit waste or permit impairment or deterioration of the Real Property; (2) shall not abandon the Real Property; (3) shall keep the Owned Facilities in good repair and restore or repair promptly, in a good and workmanlike manner, all or any part of the Real Property to the equivalent of its original condition, ordinary wear and tear excepted, or such other condition as Lender may approve in writing, upon any damage or loss thereto in accordance with the Loan Documents; (4) shall comply with all laws, ordinances, regulations and requirements of any governmental body applicable to the Real Property; (5) shall provide for management of the Owned Facilities by Borrower or by a property manager satisfactory to Lender pursuant to a contract in form and substance satisfactory to Lender; (6) will do or cause to be done any and all things or acts, all in a timely and proper manner, which, from the character and/or use of the Real Property, may be reasonably necessary to protect and preserve the Real Property; (7) will comply with all terms, covenants and conditions of all agreements and instruments, recorded and unrecorded, affecting the Real Property; (8) will not use the Real Property or any part thereof or allow the same to be used or occupied for any purpose other than fully in compliance with all zoning ordinances; (9) will pay all costs of operation, maintenance and ownership of the Real Property as they come due; (10) will not undertake or permit the execution of any renovation or other construction program which will cause the land on which are located the Owned Facilities or any portion thereof to become unoccupied or vacant; (11) will continuously operate the Owned Facilities and use commercially reasonable efforts to keep the Owned Facilities fully utilized; and (12) shall give notice in writing to Lender of and, unless otherwise directed in writing by Lender, appear in and defend any action or proceeding purporting to affect the Real Property, the security granted by the Loan Documents or the rights or powers of Lender. Neither Borrower nor any tenant or other person shall remove, demolish or alter any improvement or any fixture, equipment, machinery or appliance in or on the Owned Facilities and owned or leased by Borrower except when incident to the replacement of fixtures, equipment, machinery and appliances with items of like kind.

                  (c)         Borrower covenants and agrees: that the improvements to the Real Property, if any, have been, and all future improvements will be, constructed strictly in accordance with the requirements of all regulatory authorities having jurisdiction, all approved site plan(s), all approved development plan(s) and all restrictive covenants affecting the Real Property or any part thereof; that the Improvements have been, and all future improvements will be, constructed and installed entirely within the bounds of the Real Property and do not and will not encroach upon any easement or right-of-way or upon the land of others except for such minor encroachments, above or below ground, onto or upon public space as may be consented to and permitted by the jurisdiction in which the Real Property is located; and that the improvements to the Real Property are, and all future improvements will be, wholly within all building restriction lines however established, and do not and will not violate use and other restrictions contained in prior conveyances, zoning ordinances, building codes, health and safety codes, fire protection agreements, subdivision ordinances or restrictions. Borrower covenants: (1) to diligently prosecute to completion and to complete within the time period required under the Loan Documents or otherwise by Lender all improvements to the Real Property required to be made under the terms of the Loan Documents; and (2) to diligently prosecute to completion and to complete all improvements for which construction was commenced by Borrower (regardless of whether such construction was required under the terms of the Loan Documents).

         Section 6.10.         Notification of Events of Default and Adverse Developments.Borrower promptly will notify Lender upon the occurrence of: (a) any Event of Default; (b) any event that, with the giving of notice or lapse of time, or both, could constitute an Event of Default; (c) any event, development or circumstance whereby the financial statements previously furnished to Lender fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrower on a consolidated basis; (d) any judicial, administrative or arbitration proceeding pending against Borrower, and any judicial or administrative proceeding known by Borrower to be threatened against it which, if adversely decided, could have a material adverse effect its condition (financial or otherwise) or operations (current or prospective) or which may expose Borrower to uninsured liability of $250,000.00 or more; (e) any default claimed by any other creditor for Borrowed Money of Borrower other than Lender; (f) any Lien arising against the Collateral (other than a Permitted Lien); (g) any other development in the business or affairs of Borrower which may be materially adverse; in each case describing the nature of the event or development. In the case of notification under clauses (a) and (b), Borrower should set forth the action Borrower proposes to take with respect to such event.

         Section 6.11.         Employee Benefit Plans.Borrower will (a) comply with the funding requirements of ERISA with respect to the Plans for its employees, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA; (b) furnish Lender, promptly after filing the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation, or the Internal Revenue Service with respect to all Plans, or which Borrower, or any member of a Controlled Group, may receive from such Governmental Authority with respect to any such Plans, and (c) promptly advise Lender of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Lender: (x) upon its receipt of notice of the assertion against Borrower of a claim for withdrawal liability; (y) upon the occurrence of any event that could trigger the assertion of a claim for withdrawal liability against Borrower; and (z) upon the occurrence of any event that would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

         Section 6.12.         Financing Statements. Borrower shall provide to Lender evidence satisfactory to Lender as to the due recording of termination statements, releases of collateral, and Forms UCC-3, and shall permit to be recorded financing statements on Form UCC-1, duly executed by Borrower and Lender, in all places necessary to release all existing security interests and other Liens in the Personal Property (other than as expressly permitted by this Agreement) and to perfect and protect Lender’s first priority Lien and security interest in the Personal Property, as Lender may request.

         Section 6.13.          Financial Records. Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.

         Section 6.14.         Collection of Accounts.Borrower shall continue to collect its Accounts in the ordinary course of business.

         Section 6.15.         Places of Business. Borrower shall use its best efforts to give thirty (30) days’ prior written notice to Lender of any change in the location of any of its places of business, of the places where its records concerning its Accounts are kept, of the places where the Personal Property is kept, or of the establishment of any new, or the discontinuance of any existing, places of business.

         Section 6.16.         Business Conducted.Borrower shall continue in the business currently conducted by it using its best efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any line of business substantially different from the business conducted by it immediately before the Closing Date, or engage in business or lines of business which are not reasonably related thereto.

         Section 6.17.         Litigation and Other Proceedings.Borrower shall give prompt notice to Lender of any litigation, arbitration, or other proceeding before any Governmental Authority against or affecting Borrower if the amount claimed would expose Borrower to uninsured liability of $250,000.00 or more.

         Section 6.18.         Bank Accounts.Borrower shall assign to Lender all of its depository and disbursement accounts into which collections of Accounts are deposited.

         Section 6.19.         Submission of Personal Property Documents. Borrower will, on demand of Lender, make available to Lender copies of shipping and delivery receipts evidencing the shipment of goods that gave rise to an Account, in-take forms or other proof of the satisfactory performance of Services that gave rise to an Account, a copy of the claim or invoice for each Account and copies of any written contract or order from which the Account arose. Borrower shall promptly notify Lender if an Account becomes evidenced or secured by an instrument or chattel paper and upon request of Lender, will promptly deliver any such instrument or chattel paper to Lender.

         Section 6.20.         Licensure; Cost Reports.Borrower will maintain all certificates of need, and licenses necessary to conduct its business as currently conducted, and take any steps required to comply with any such new or additional requirements that may be imposed on providers of Services. If required by applicable law, all cost reports will be properly filed.

         Section 6.21.         Officer’s Certificates.Together with the monthly financial statements delivered pursuant to clause (c) of Section 6.1, and together with the audited annual financial statements delivered pursuant to clause (f) of that Section, Borrower shall deliver to Lender a certificate of its chief financial officer, in form and substance satisfactory to Lender:

                  (a)         Setting forth the information (including detailed calculations) required to establish whether Borrower is in compliance with the requirements of Sections 6.33 and 6.34 and any other provisions of this Agreement specified by Lender, as of the end of the period covered by the financial statements then being furnished; and

                  (b)         Stating that such officer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under such officer’s supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the income statements being delivered to the date of the certificate, and that such review has not disclosed the existence during such period of any fact, event or circumstance that constitutes an Event of Default or that, with the passage of time or giving of notice or both, could become an Event of Default, and if any such condition or event existed during such period or now exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

         Section 6.22.         Recoupments. On each Borrowing Base certificate given to Lender in connection with a request for a Revolving Credit Advance, Borrower will disclose to Lender the amount of any recoupments or offset by any third-party payor being sought, requested or claimed, or, to Borrower’s knowledge, threatened against Borrower, or any of its Affiliates.

         Section 6.23.         [INTENTIONALLY OMITTED]

         Section 6.24.         Post-Closing Obligations. Borrower shall cause to be performed and completed, to Lender’s satisfaction, all of the obligations set forth on Schedule 6.24 hereto within the time periods set forth on Schedule 6.24.

         Section 6.25.         Right of First Refusal. Borrower hereby agrees that if at any time Borrower or any subsidiary or Affiliate of Borrower (a “Borrower Entity”) receives from a third party an offer, term sheet or commitment, or any Borrower Entity makes a proposal substantially acceptable to or accepted by any person or entity (all of the foregoing being referred to as an “Offer”), which Offer provides for permanent financing, long term financing, short term financing, cash flow financing, working capital financing, accounts receivable financing, real estate financing, inventory or equipment financing, financing secured in whole or in part by assets (tangible or intangible) or personal property of any Borrower Entity, or sale/leaseback financing, the applicable Borrower Entity shall first forward the Offer to Lender which shall have fifteen (15) days after receipt thereof (the “Option Period”) to agree to provide similar financing in the place of such person or entity upon the terms and conditions set forth in the Offer and to notify the applicable Borrower Entity in writing of Lender’s acceptance of the Offer (the “Acceptance Notice”). If Borrower has not received an Acceptance Notice within the Option Period, Borrower shall be free to consummate the transaction described in the Offer with the third party providing the Offer (the “Transaction”); provided, however, that the foregoing, and Lender’s failure to respond to issue an Acceptance Notice, shall not be construed as a waiver of any of the terms, covenants or conditions of the Loan Documents. In the event that the Transaction is not consummated under similar terms with such person or entity during the one hundred twenty (120) day period following the expiration of the Op tion Period, or any material term is changed in any material way, the applicable Borrower Entity shall not be permitted to consummate the Transaction without again complying with this Section. For purposes of this Section, “Lender” shall mean and include either of General Electric Capital Corporation, GE Capital Healthcare Financial Services, Inc., or any other parent company, subsidiary or Affiliate of such entities. The provisions of this Section 6.25 shall not apply to Borrower’s need for financing in connection with its new facility in Tacoma, Washington or in connection with the sale of its Florence, Arizona facility.

         Section 6.26.         Special Notice Covenant. Borrower shall, upon request of Lender, provide Lender with evidence that it is current in its payment of (i) rent for its Sarasota, Florida offices and (ii) principal and interest and other charges owed to the first mortgagee of its Florence, Arizona facility. Borrower shall provide Lender with prompt notice of any default or claimed default in connection with either obligation.

         Section 6.27.         Taxes. Any and all payments or reimbursements made under the Loan Documents shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on Lender’s net income by the jurisdiction in which Lender is organized or taxable. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.

         Section 6.28.         Further Documentation; Loss of Notes. In the event any further documentation or information is (a) reasonably required by Lender or any prospective transferee in connection with selling, transferring, delivering, assigning, securitizing or granting a participation in the Loans (or transferring the servicing of the Loans), or (b) deemed necessary or appropriate by Lender in the exercise of its rights under the Loan Documents or to correct patent mistakes in the Loan Documents, materials relating to mortgagee’s land title insurance or the funding of the Loans, Borrower shall provide, or cause to be provided to Lender, such documentation or information without charge to Lender if complying with such request shall not place an undue burden or expense upon Borrower or its employees; otherwise, Borrower shall provide such documentation and information at Lender’s expense. Borrower shall execute and deliver to Lender and/or the prospective transferee or servicer such documentation, including but not limited to, any amendments, corrections, deletions or additions to the Loan Documents as is required by Lender and/or the prospective transferee; provided, however, that Borrower shall not be required to do anything that has the effect of changing the essential economic terms of the Loans set forth in the Loan Documents or any material term, condition, covenant or condition set forth in the Loan Documents. Upon notice from Lender of the loss, theft, or destruction of any of the Notes and upon receipt of indemnity reasonably satisfactory to Borrower from Lender, or in the case of mutilation of any of the Notes, upon surrender of the mutilated Note, Borrower shall make and deliver a new note of like tenor in lieu of the then to be superseded Note.

         Section 6.29.         Compliance with Requirements of Prospective Transferee. Borrower shall do anything reasonably necessary to comply with the requirements of any prospective transferee or servicer of the Loans, in order to enable Lender or such transferee to sell, transfer, deliver, assign, securitize or grant a participation in the Loans without charge to Lender if complying with such requirements shall not place an undue burden or expense upon Borrower or its employees; otherwise, Borrower shall provide such documentation and information at Lender’s expense; provided, however, that Borrower shall not be required to do anything that has the effect of changing the essential economic terms of this Agreement or any material term, condition, covenant or condition set forth in the Loan Documents.

         Section 6.30.         Termination/Default of Contracts/Recoupments.

                  (a)         Borrower shall provide Lender with written notice of any (i) material default or event of default under, (ii) termination of, or (iii) failure of any party to renew, any of Borrower’s contracts (unless the default or event of default under, termination of or failure to renew such contract, as the case may be, gives rise to less than 5% of Borrower’s annual revenues and cannot reasonably be expected to have a material adverse effect on Borrower, including without limitation, on Borrower’s business, the Collateral or the Loans hereunder) as soon as reasonably possible (other than with respect to any notice of default, termination or failure to renew that originates with Borrower, which notice shall be sent concurrently to Lender). Notwithstanding anything in this subsection (a) to the contrary, no provision in this subsection (a) shall modify, reduce or otherwise affect Lender’s rights hereunder or under any other Loan Document.

                  (b)         Borrower shall provide Lender with notice, in a timely manner, of any offset or recoupment claimed or asserted in respect of, or any dispute relating to, any contract with any Account Debtor.

                  (c)         Borrower agrees that compliance with this Section 6.30 is a material inducement to Lender’s advancing credit under this Agreement and Borrower further agrees that any intentional breach of the terms of this Section 6.30 shall constitute fraud.

         Section 6.31.         Escrows.During the period that the Term Loan is outstanding, following and during the continuance of any Event of Default, Borrower agrees to establish and maintain escrows for payment of taxes and insurance premiums, if and to the extent reasonably required by Lender. Any sums so escrowed shall be part of the Collateral and shall stand as additional security for all of the Obligations. Lender may, at its discretion, from time to time, apply amounts on hand in the escrows to cure any default. Upon demand of Lender, Borrower shall replenish the applicable reserve or escrow to restore any sums so applied by Lender. Upon the maturity of any portion of the Obligations, escrowed moneys then on deposit with Lender or its agent shall, at Lender’s option, be applied against the Obligations.

         Section 6.32.         [INTENTIONALLY OMITTED]

         Section 6.33.         Financial Covenants.

                  (a)         Net Worth. Borrower will not at any time allow its tangible net worth, as computed in accordance with GAAP, as provided in Section 1.40 of this Agreement, to fall below the Minimum Net Worth.

                  (b)         EBITDA; Cash Flow.         (i) Borrower shall maintain minimum quarterly EBITDA equal to at least the following amounts for each of the following calendar quarters:

Quarter Ending	Minimum EBITDA

December 31, 2002	$2,438,000

March 31, 2003	2,400,000
June 30, 2003	2,550,000
September 30, 2003	2,550,000
December 31, 2003	2,550,000

March 31, 2004	2,741,000
June 30, 2004	2,741,000
September 30, 2004	2,741,000
December 31, 2004	2,580,000

March 31, 2005	2,760,000
June 30, 2005	2,760,000

                           (ii)         Borrower shall maintain a minimum average monthly Cash Flow of at least $125,000 per month, measured as of the last day of each calendar month and based upon an average of the three (3) most recent calendar months.

                  (c)         Fixed Charge Coverage Ratio. During the period in which the Term Loan is outstanding, Borrower shall maintain, as of the end of each calendar quarter, a “Fixed Charge Coverage Ratio” (as defined below) of at least 1.75:1.00. The term “Fixed Charge Coverage Ratio” shall mean, as of a given date, the ratio of EBITDA less capital expenditures and taxes paid in cash measured over the most recent twelve (12) months to principal payments plus interest paid in cash measured over the most recent twelve (12) months (except that for calculations on or prior to March 31, 2003, Fixed Charge Coverage Ratio shall be annualized based upon results from July 1, 2002 through such date).

                  (d)         Debt Multiple. During the period in which the Term Loan is outstanding, Borrower shall maintain a “Debt Multiple” (as defined below) (i) as of December 31, 2002, of 3.15, (ii) as of March 31, 2003, of 3.00, and (iii) as of the last day of each calendar quarter thereafter, of 2.50. The term “Debt Multiple” shall mean, as of a given date, the ratio of total debt other than non-recourse debt (determined in accordance with GAAP) to EBITDA for the most recent twelve (12) months (except that for calculations on or prior to March 31, 2003, EBITDA shall be annualized based upon results from July 1, 2002 through such date).

         Section 6.34.         Collateral Covenants. The following covenants shall be in effect during the period in which the Term Loan is outstanding:

                  (a)         Loan to Value Ratio. Borrower shall maintain, at all times, a minimum ratio of the outstanding balance of the Term Loan to liquidation value of the Facilities of at least seventy-five percent (75%). For purposes of this Section 6.34(a), said ratio shall be determined only with respect to the aggregate appraised value of the Florence, Arizona and Salinas, Puerto Rico Facilities (during the period such Facilities are owned by Borrower) and any other Facility owned by Borrower for which Lender has been provided all of the third party reports and other information referred to in Section 5.1(o).

                   (b)         Days Sales Outstanding. Borrower shall maintain, as of the end of each calendar month, maximum “Days Sales Outstanding” (as defined below) of not more than 65 days. The term “Days Sales Outstanding” shall mean gross Accounts of Borrower divided by the quotient of total cash collections on Accounts of Borrower for the last three (3) calendar months divided by 90.

                  (c)         Cash Velocity. Borrower shall maintain, as of the end of each calendar month, minimum “Cash Velocity” (as defined below) of 0.90/1.00. The term “Cash Velocity” shall mean, of the end of any calendar month (the “Testing Month”), that percentage obtained by dividing (i) the actual amount collected on Accounts other than collections of “Miscellaneous Receivables” (as such term is used in Borrower’s financial statements) for the three calendar months ending with the last day of Testing Month by (ii) the amount of Accounts that first became Accounts in the three calendar months ending with the end of the calendar month that precedes the Testing Month by three calendar months (less any write-offs of Accounts in the three calendar months ending with the calendar month immediately preceding the Testing Month).

         Section 6.35.         [INTENTIONALLY OMITTED]

         Section 6.36         Covenants with Respect to Assignment of Claims Laws. For any contract or agreement between Borrower and any Account Debtor that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law (a “Government Contract”), Borrower agrees that:

                  (a)         Borrower shall give Lender written notice of Borrower’s execution of or receipt of an award of a Government Contract (within ten (10) days after such Government Contract is awarded or executed, whichever is earlier) and shall add such Government Contract to Schedule 4.29;

                  (b)         if requested by Lender, Borrower shall execute and deliver to Lender, within ten (10) days of Lender’s request, a separate assignment of the Government Contract in form acceptable to Lender;

                  (c)         Lender shall have the right to send to the Account Debtor in respect of such Government Contract such notices, and request such acknowledgments of the Account Debtor, as Lender deems necessary to cause such Account Debtor to recognize the assignment of the Accounts to Lender, as the first and only claim against such Accounts, in accordance with the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law. Borrower shall cooperate with Lender in sending and procuring such notices and acknowledgments; provided, however, that failure to procure an acknowledgment of such notice shall not be a breach of Borrower’s obligations under this Section; and

                  (d)         Borrower shall not permit to exist any notice or claim against Accounts under a Government Contract, other than notices and claims of Lender.

         Section 6.37.         Dissolution of Affiliates. Borrower covenants to dissolve the following entities and provide evidence to Lender of such dissolution, on or prior to October 31, 2002: Correctional Services Corporation (UK) Limited, YSI of Central Iowa, Inc., Youth Services International of Iowa, Inc., Youth Services International Investments, LLC, Youth Services International Management Services, LLC, Youth Services International of Colorado, Inc., Youth Services International of Georgia, Inc., Youth Services International of Nevada, Inc., Youth Services International of Puerto Rico, Inc., Youth Education Services, Inc., FF&E, Inc. and any other Affiliate without any ongoing operations or not a party to this Loan Agreement. Borrower covenants to dissolve each of the following entities and provide evidence to Lender of such dissolution, on or prior to the date that is thirty (30) days following the first date that the existence of each is no longer necessary due to ongoing litigation: Youth Services International of Illinois, Inc., Esmor, Inc. and Esmor New Jersey, Inc.

ARTICLE VII

NEGATIVE COVENANTS

         Each entity comprising Borrower covenants and agrees that so long as Borrower may borrow under this Agreement, until payment in full of the Notes and performance of all other obligations of Borrower under the Loan Documents, and for as long as any Letter of Credit is issued and outstanding:

         Section 7.1.         Borrowing. Borrower will not create, incur, assume or suffer to exist any liability for Borrowed Money except: (a) indebtedness to Lender; (b) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than one hundred twenty (120) days from the billing date or more than sixty (60) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings, and Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and its independent accountants; (c) borrowings incurred in the ordinary course of its business and not exceeding $500,000.00 in the aggregate outstanding at any one time; and (d) indebtedness secured by Permitted Liens. Borrower will not make prepayments on any existing or future indebtedness for Borrowed Money to any Person (other than Lender, to the extent permitted by this Agreement or any subsequent agreement between Borrower and Lender).

         Section 7.2.          Joint Ventures.Borrower will not invest directly or indirectly more than $500,000 in the aggregate outstanding at any given time in any joint venture for any purpose without the prior written notice to, and the prior written consent of, Lender, which consent shall not be unreasonably withheld. Nothing contained in this Section 7.2 shall prohibit Borrower from providing its services to any joint venture, teaming arrangement or strategic partnership entered into by Borrower.

         Section 7.3.         No Liens and Encumbrances; No Disposition of the Personal Property or Real Property. Lender does not authorize, and Borrower agrees not to: (a) create, incur, assume or suffer to exist any mortgage, pledge, Lien or other encumbrance of any kind

(including the charge upon property purchased under a conditional sale or other title retention agreement) upon, or any security interest in, any of the Collateral, whether now owned or hereafter acquired, except for Permitted Liens; (b) make any sale or leases of any Accounts or any material portion of the other Collateral (other than leases of the Real Property permitted under Section 7.20 or sales of Real Property made in accordance with Section 2.9), except for the disposition or sale of any obsolete or worn out furniture, fixtures, equipment or supplies in the ordinary course of its business; or (c) license any of the Collateral.

         Section 7.4.         No Change in Ownership, Operation or Control.

                  (a)         Except as expressly provided otherwise in this Agreement, without the prior written consent of Lender (which consent may be given or withheld in Lender’s sole and absolute discretion), Borrower shall not execute, participate in, facilitate, consent to or suffer or permit to occur any “Transfer Event” (as defined below). Except as expressly provided otherwise in this Agreement, the occurrence of a Transfer Event without Lender’s prior written consent shall constitute an Event of Default hereunder, regardless of whether Borrower had the power or capacity to prevent such occurrence.

                  (b)         The term “Transfer Event” shall mean any or all of the following facts, events or circumstances, whether voluntary or involuntary and whether occurring as a single transaction or as a series of transactions: (1) the sale, transfer, grant, conveyance, assignment or other disposition or alienation of all or any part of the Collateral or any interest therein (including, but not limited to, any ground lease, any purchase option and any interest in the profits, losses or cash distributions in any way relating to or arising out of the Collateral), except as permitted pursuant to Section 7.3 or any other provisions of this Agreement; (2) the creation of any new ownership interest in any entity comprising Borrower other than Correctional Services Corporation (any such entity, a “Subsidiary”); (3) the sale, transfer, grant, conveyance, assignment or other disposition or alienation of any ownership or voting interest in any Subsidiary (including, but not limited to, any interest in the profits, losses or cash distributions in any way relating to or arising out of any Subsidiary); (4) without limiting the generality of the foregoing, any circumstance under which Borrower is divested of title to any Accounts, Real Property or any material portion of any Personal Property or any part thereof or any legal or beneficial interest therein (except as otherwise permitted herein); (5) without limiting the generality of the foregoing, any circumstance under which Borrower shall merge or consolidate with or into any other entity other than another entity comprising Borrower; (6) the creation, levy or execution of any judgment or other non-consensual lien, against the Collateral or any part thereof or interest therein, which is not disposed of within 20 days after atta chment, or the creation, levy or execution of any judgment or other non-consensual lien against any ownership interest in any Subsidiary; (7) the mortgage, pledge, hypothecation, assignment or grant of any security interest in or lien upon any ownership interest in, voting interest in or interest in the profits or distributions from any Subsidiary; (8) Correctional Services Corporation shall liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (9) the sale, transfer, grant, conveyance, assignment or other disposition or alienation of any of Borrower’s assets, or the capital stock of any Subsidiary, whether now owned or hereafter acquired, to any party other than another entity comprising Borrower; (10) Borrower’s acquisition by purchase or otherwise of all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any other person or entity, except as otherwise permitted pursuant to this Agreement; or (11) the sale, transfer, grant, conveyance, assignment or other disposition or alienation of any right to operate or control any of the Facilities, whether by lease, sublease, management agreement, joint venture agreement or otherwise (except for the sale of any Owned Facility, the proceeds of which are applied in accordance with Section 2.9(d)); provided that a “Transfer Event” shall not be deemed to have occurred under this Section 7.4(b)(11) by virtue of the closure or cessation of operations by Borrower of any Facility which shall not have a material adverse effect on the financial condition of Borrower. The term “Transfer Event” shall not include occupancy leases made by Borrower in the ordinary course of business and otherwise in compliance with any restrictions set forth in this Agreement or other Loan Documents.

                  (c)         Borrower agrees that compliance with this Section 7.4 is a material inducement to Lender’s advancing credit under this Agreement and Borrower further agrees that any breach of the terms of this Section 7.4 shall constitute fraud. Borrower further agrees that in addition to all other remedies available to Lender, Lender shall be entitled to specific enforcement of the covenants in this Section 7.4, including injunctive relief.

         Section 7.5.         Sale and Leaseback.Except as provided in Schedule 1.45, Borrower will not, directly or indirectly, enter into any arrangement whereby Borrower sells or transfers all or any part of its assets and thereupon and within one year thereafter rents or leases the assets so sold or transferred without prior written notice to and the prior written consent of Lender, which consent shall not be unreasonably withheld, unless the proceeds of such sale are applied to the repayment of the Term Loan as provided in this Agreement.

         Section 7.6.         Distributions and Management Fees.Borrower shall not make any “Distributions” (as defined below) to any of its Affiliates, to any shareholder, member, partner or other person holding an equity interest in Borrower or to any other Person related to or affiliated with any of the foregoing. “Distributions” shall mean management fees, salaries or other fees or compensation, lease or rental payments, repayments of or debt service on loans or other indebtedness, cash dividends or other distributions with respect to any of its stock (other than dividends payable solely in stock), partnership or membership interests (as the case may be) now or hereafter outstanding, the purchase, redemption or other acquisition for value of any of its stock, partnership or membership interests (as the case may be) now or hereafter outstanding, or the return of any capital of its stockholders, partners or members; provided, however, that the foregoing shall not be construed to prohibit (a) Borrower from issuing stock options to employees, officers, directors and consultants pursuant to stock option plans now existing or hereafter adopted by its board of directors; (b) the payment or provision by Borrower of salaries, bonuses and fringe benefits to employees and officers consistent with past practices of Borrower; (c) the payment of fees and expenses of directors of Borrower consistent with past practices of Borrower; (d) dividends or distributions on capital stock from one entity comprising Borrower to another such entity; or (e) the payment or performance by Borrower of any obligations incurred in connection with transactions between Borrower and any of its officers, directors or Affiliates, provid ed such transactions are (i) on terms no less favorable to Borrower than could be obtained from unaffiliated third parties, (ii) in connection with bona fide business purposes of Borrower and (iii) approved by a majority of the disinterested members of the board of directors of Borrower.

         Section 7.7.         Loans.Borrower will not make loans or advances to any Person, other than (a) trade credit extended in the ordinary course of its business, (b) loans to a joint venture entity which are subject to the limit set forth in Section 7.2 hereof, (c) advances for business travel and similar temporary advances made in the ordinary course of business to officers, stockholders, directors, and employees and (d) loans or advances by Correctional Services Corporation to its subsidiaries which are “Borrowers” under this Agreement.

         Section 7.8.         Contingent Liabilities.Borrower will not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         Section 7.9.         Subsidiaries.Borrower will not form any subsidiary, or make any investment in or any loan in the nature of an investment to, any other Person, except for loans permitted pursuant to Section 7.7 hereof.

         Section 7.10.         Compliance with ERISA.Borrower will not permit with respect to any Plan covered by Title IV of ERISA any Prohibited Transaction or any Reportable Event.

         Section 7.11.         [INTENTIONALLY OMITTED]

         Section 7.12.         Transactions with Affiliates.Borrower will not enter into any transactions with any Affiliates, including without limitation the purchase, sale, or exchange of property, or the loaning or giving of funds to any Affiliate, except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s length transaction with any Person not an Affiliate, and so long as the transaction is not otherwise prohibited under this Agreement.

         Section 7.13.         Contracts.Nothing contained in this Agreement is intended to permit or authorize Borrower to make any contract on behalf of Lender.

         Section 7.14.         Change in Capital Structure.Without Lender’s prior written consent, there shall occur no change in the number or classes of or recapitalization or reorganization of the equity interests in any Subsidiary. For purposes of this section, “equity interests” includes, but is not limited to, stock, membership interests, partnership interests, voting rights, options, warrants and subordinated debt instruments.

         Section 7.15.         Contracts and Agreements.Borrower will not become or be a party to any contract or agreement which would breach this Agreement, or breach any other instrument, agreement, or document to which Borrower is a party or by which it is or may be bound.

         Section 7.16.         Margin Stock. Borrower will not carry or purchase any “margin security” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.

         Section 7.17.         Truth of Statements and Certificates.Borrower will not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

         Section 7.18.         [INTENTIONALLY OMITTED]

         Section 7.19.         Certain Fundamental Changes. Borrower will not, without providing Lender with thirty (30) days’ prior written notice, change the state of its formation or change its legal name.

         Section 7.20.         Expansion Opportunities. Lender agrees that it will consider waivers of and consents under the provisions of this Article VII if and when reasonably necessary to permit Borrower to pursue opportunities to expand its business. The parties agree that non-recourse borrowing by entities other than Borrower shall not violate Section 7.1.

ARTICLE VIII

EVENTS OF DEFAULT

         Section 8.1.         Events of Default.Each of the following (individually, an “Event of Default” and collectively, the “Events of Default”) shall constitute an event of default under this Agreement:

                  (a)         A default in the payment of any principal of, or interest upon, any of the Notes when due and payable, whether at maturity or otherwise, or any breach of Section 2.3, which default or breach, as applicable, shall have continued unremedied for a period of five (5) Business Days after written notice of the default or breach from Lender to Borrower;

                  (b)         A default in the payment of any other charges, fees, or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement when such payment is due and payable, which default shall have continued unremedied for a period of five (5) Business Days after written notice of the default from Lender to Borrower;

                  (c)         A default in the due observance or performance by Borrower or any guarantor of the Obligations of any other term, covenant or agreement contained in any of the Loan Documents, which default shall have continued unremedied for a period of ten (10) days after written notice of the default from Lender to Borrower; provided, however, that if such default cannot be cured within such ten (10) day period through the exercise of reasonable diligence, such default shall not result in an Event of Default if Borrower promptly commences cure and diligently prosecutes such cure to its completion.

                  (d)         Any representation or warranty made by Borrower in this Agreement or in any of the other Loan Documents, any financial statement, or any statement or representation made in any other certificate, report or opinion delivered in connection with this Agreement or the other Loan Documents proves to have been incorrect or misleading in any material respect when made;

                  (e)         Any obligation of Borrower (other than its Obligations under this Agreement) for the payment of Borrowed Money is not paid when due or within any applicable grace period, or such obligation becomes or is declared to be due and payable before the expressed maturity of the obligation, or there shall have occurred an event that, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable prior to its stated maturity date;

                  (f)         Borrower makes an assignment for the benefit of creditors, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter conducted by Borrower;

                  (g)         Borrower or any Guarantor (i) files a petition in bankruptcy, (ii) is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for itself or any substantial part of its property, (iii) commences any proceeding relating to itself under any reorganization, arrangement, readjustment or debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or any such proceeding is commenced against Borrower or any Guarantor and such proceeding remains undismissed for a period of sixty (60) days, (iv) by any act indicates its consent to, approval of, or acquiescence in, any such proceeding or the appointment of any receiver of or any trustee for a Borrower or any Guarantor or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days, or (v) admits in writing its inability to pay its debts as they become due;

                  (h)         One or more (i) final judgments against Borrower in excess of $250,000 or attachments against its property shall be rendered by a court, arbitrator, arbitration panel, mediator or any individual(s) or entity with the authority to issue binding judgments against Borrower or (ii) final settlements by or on behalf of Borrower of any pending litigation, arbitration or other claim or otherwise disputed matter, in any event not fully and unconditionally covered by insurance, shall remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of ten (10) days;

                  (i)         A Reportable Event that might constitute grounds for termination of any Plan covered by Title IV of ERISA or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan or for the entry of a Lien or encumbrance to secure any deficiency, has occurred and is continuing thirty (30) days after its occurrence, or any such Plan is terminated, or a trustee is appointed by an appropriate United States District Court to administer any such Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan, or a Lien or encumbrance is entered to secure any deficiency or claim;

                  (j)         Borrower breaches any of the provisions of Sections 6.6, 6.7, 7.3, 7.4, 7.6, 7.12 or 7.14 of this Agreement.

                   (k)         There shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral that exceeds $500,000 in the aggregate;

                  (l)         Borrower breaches or violates the terms of, or a default or any fact, event or circumstance that could, whether with notice or the passage of time, or both, constitute a default, occurs under any other existing or future agreement (related or unrelated) between Borrower and Lender;

                  (m)         Upon the issuance of any execution or distraint process against Borrower or any of its property or assets;

                  (n)         Borrower ceases any material portion of its business operations as currently conducted; provided, however, that not Event of Default shall occur under this subsection (n) if Borrower closes, ceases providing services or otherwise discontinues any portion of its operations at any Facility, if (i) the decisions to do so is made in the exercise of Borrower’s business judgment, (ii) such closure, cessation or discontinuance will not have a material adverse effect of the financial condition of Borrower and (iii) Borrower remains in compliance with the covenants set forth in Section 6.33 and 6.34 of this Agreement.

                  (o)         Any indication or evidence is received by Lender that Borrower may have directly or indirectly been engaged in any type of activity which, in Lender’s discretion, may result in the forfeiture of any property of Borrower to any Governmental Authority (except in accordance with the terms of any contract with a Governmental Authority), which default shall have continued unremedied for a period of ten (10) days after written notice from Lender; provided, however, that if such default cannot be cured within such ten (10) day period through the exercise of reasonable diligence, such default shall not result in an Event of Default if Borrower promptly commences cure and diligently prosecutes such cure to its completion.

                  (p)         Borrower or any Affiliate of Borrower, shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or the enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender;

                  (q)         Borrower shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral;

                  (r)         There shall occur a material adverse change in the financial condition or business prospects of Borrower, which default shall have continued unremedied for a period of ten (10) days after written notice from Lender; or

                  (s)         A default or event of default occurs under any of the Affiliated Loan Documents; or

(t)	A default or event of default occurs under any Guaranty.

         Notwithstanding the foregoing, Borrower’s failure to comply with any same provision of this Agreement two (2) times in any twelve (12) month period shall effect an immediate Event of Default (without the expiration of any applicable cure period) with respect to all subsequent failures by Borrower to comply with such provision of this Agreement, and Lender thereupon may exercise any remedy set forth in this Article VIII without affording Borrower any opportunity to cure such Event of Default.

         If any right or privilege of Borrower herein, or any consent of Lender herein, is conditioned upon the absence of an Event of Default, such right, privilege or consent shall be construed as being conditioned upon the absence of an Event of Default as well as the absence of any fact, event or circumstance that, with the passage of time, or the giving of notice, or both, could constitute an Event of Default.

         Notwithstanding any provision of this Agreement which makes reference to the continuance of an Event of Default, nothing in this Agreement shall be construed to permit Borrower to cure an Event of Default following the lapse of the applicable cure period, and Borrower shall have no such right in any instance unless specifically granted in writing by Lender.

         All cure periods provided for in this Section shall run concurrently with any applicable cure period provided for in any other Loan Document.

         Section 8.2.         Acceleration. Upon the occurrence of any of the foregoing Events of Default, the Obligations under the Notes shall become and be immediately due and payable upon declaration to that effect delivered by Lender to Borrower; provided that, upon the happening of any event specified in Section 8.1(f) or 8.1(g), all Obligations including, without limitation the Termination Fee, shall be immediately due and payable without declaration or other notice to Borrower.

         Section 8.3.         Remedies.

                  (a)         Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Loan Documents, Lender, in addition to all other rights, options, and remedies granted to Lender under this Agreement or at law or in equity, may take any of the following steps (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

                           (i)         Terminate the Loans, whereupon all outstanding Obligations (including without limitation the Termination Fee) shall be immediately due and payable;

                           (ii)         Exercise all other rights granted to it under this Agreement and all rights under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; and

                           (iii)         Exercise all rights and remedies under all Loan Documents now or hereafter in effect, including but not limited to:

                                    (A)         The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

                                    (B)         The right to (by its own means or with judicial assistance) enter any of Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (C) below, without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action;

                                    (C)         The right to require Borrower at Borrower’s expense to assemble all or any part of the Personal Property and make it available to Lender;

                                    (D)         The right to reduce the Maximum Term Loan Amount or Maximum Revolving Loan Amount or to use the Collateral and/or funds in the Concentration Account in amounts up to the Maximum Revolving Loan Amount and Maximum Term Loan Amount for any reason; and

                                    (E)         The right to enforce Borrower’s rights against Account Debtors and other obligors, including, but not limited to, the right to collect Accounts directly in Lender’s own name and to charge the collection costs and expenses, including attorneys’ fees, to Borrower.

                  (b)         Borrower agrees that a notice received by it at least five (5) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Personal Property is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Personal Property which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Personal Property, Lender may (to the extent permitted by applicable law) purchase all or any part of the Personal Property, free from any right of redemption by Borrower, which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Lender may sell the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Lender sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Bo rrower shall be credited with the proceeds of the sale.

                   (c)         Lender shall have no obligation to marshal any assets in favor of Borrower, or against or in payment of the Notes, any of the other Obligations or any other obligation owed to Lender by Borrower or any other person.

         Section 8.4.         Nature of Remedies.Lender shall have the right to proceed against all or any portion of the Collateral to satisfy in any order (a) the liabilities and Obligations of Borrower or any of its subsidiaries or other Affiliates to Lender or any Affiliate of Lender under this Agreement or any other loan documents evidencing financings provided to Borrower or (b) the liabilities and obligations of Borrower, any Guarantor and their respective Affiliates to Lender under the Affiliated Loan Documents. All rights and remedies granted Lender under this Agreement and under any agreement referred to in this Agreement, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until the Loans, and all other existing and future liabilities and obligations of Borrower to Lender, are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order. All sums received from Borrower and/or the Collateral in respect of the Loans may be applied by Lender to the any other liabilities and obligations of Borrower under the Loan Documents and the Affiliated Loan Documents in such order of application and in such amounts as Lender shall deem appropriate in its sole and absolute discretion. Borrower waives any right it may have to require Lender to pursue any Person for any of the Obligations.

ARTICLE IX

MISCELLANEOUS

         Section 9.1.          Expenses and Taxes.

                  (a)         Borrower agrees to pay, whether or not the Closing occurs, all reasonable costs and expenses incurred by Lender in connection with due diligence and analysis, examination and appraisals, documentation, negotiation and closing of the Loans, including but not limited to all actual legal, audit and appraisal fees and all other out-of-pocket charges and expenses reasonably incurred by Lender in connection with the negotiation, preparation, legal review and execution of each of the Loan Documents, including but not limited to UCC and judgment lien searches and UCC filings and fees for post-Closing UCC and judgment lien searches. In addition, Borrower shall pay all such fees associated with any amendments, modifications and terminations to the Loan Documents following Closing. If Lender uses in-house counsel for any of these purposes, Borrower further agrees that its Obligations under the Loan Documents include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender for the work performed.

                  (b)         Borrower also agrees to pay all out-of-pocket charges and expenses incurred by Lender (including the fees and expenses of Lender’s counsel) in connection with the enforcement, protection or preservation of any right or claim of Lender, the termination of this

Agreement, the termination of any Liens of Lender on the Collateral, or the collection of any amounts due under the Loan Documents. If Lender uses in-house counsel for any of these purposes (i.e., for any task in connection with the enforcement, protection or preservation of any right or claim of Lender and the collection of any amounts due under its Loan Documents), Borrower further agrees that its Obligations under the Loan Documents include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender for the work performed.

                  (c)         Borrower shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Notes and the recording of the security documents therefor. The obligations of Borrower under this clause (c) shall survive the payment of Borrower’s indebtedness under this Agreement and the termination of this Agreement.

         Section 9.2.         Entire Agreement; Amendments.This Agreement and the other Loan Documents constitute the full and entire understanding and agreement among the parties with regard to their subject matter and supersede all prior written or oral agreements, understandings, representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement nor any waiver of any provision thereof shall be made except in writing executed by the party against whom enforcement is sought.

         Section 9.3.         No Waiver; Cumulative Rights.No waiver by any party to this Agreement of any one or more defaults by the other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement, nor acceptance of partial performance or partial payment, shall operate as a waiver of such right, power or remedy nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to any party to this Agreement at law, in equity or otherwise.

         Section 9.4.         Notices.Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this Agreement:

                   (a)         If to Lender, at:

GE Capital Healthcare Financial Services, Inc.
    2 Wisconsin Circle, 4th Floor
    Chevy Chase, Maryland 20815
    Attention: Pascale Bissainthe, Chief Counsel
    Telephone: (301) 961-1640
Telecopier: (301) 664-9866

                  (b)         If to Borrower, at:

Correctional Services Corporation
    1819 Main Street, Suite 1000
    Sarasota, Florida 34236
    Attention: Bernard A. Wagner, Senior VP and CFO;
                       James F. Slattery, President and Chief Executive Officer;
                       with a copy to its General Counsel
Telephone: (941) 953-9199
Telecopier: (941) 953-9198

If mailed, notice shall be deemed to be given five (5) days after being sent. If sent by personal delivery or prepaid courier, notice shall be deemed to be given when delivered. If sent by telecopier prior to the close of regular business hours of the recipient, when receipt is confirmed, or, otherwise, of the next succeeding Business Day.

         Section 9.5.         Severability.If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, Lender may, but is not obligated to, advance funds to Borrower under this Agreement until the parties to this Agreement amend this Agreement so as to effect the original intent of the parties as closely as possible in a valid and enforceable manner.

         Section 9.6.         Successors and Assigns.This Agreement, the Notes, and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns and shall bind all Persons who become bound as a debtor to this Agreement. Notwithstanding the foregoing, Borrower may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Lender, which may be withheld in its sole discretion. Lender may sell, assign, transfer, or participate any or all of its rights or obligations under this Agreement without notice to or consent of Borrower.

         Section 9.7.         Counterparts.This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument.

         Section 9.8.         Interpretation.No provision of this Agreement or any other Loan Document shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The titles of the paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Any pronoun used in this Agreement shall be deemed to include singular and plural and masculine, feminine and neuter gender as the case may be. The words “herein,” “hereof,” and “hereunder” shall be deemed to refer to this entire Agreement, except as the context otherwise requires.

         Section 9.9.         Survival of Terms.All covenants, agreements, representations and warranties made in this Agreement, any other Loan Document, and in any certificates and other instruments delivered in connection with this Agreement shall be considered to have been relied upon by Lender and shall survive the making by Lender of the Loans contemplated by this Agreement and the execution and delivery to Lender of the Notes, and shall continue in full force and effect until all liabilities and obligations of Borrower to Lender are satisfied in full.

         Section 9.10.         Release of Lender. For and in consideration of the Loans and each advance or other financial accommodation hereunder, each Borrower, voluntarily, knowingly, unconditionally, and irrevocably, with specific and express intent, for and on behalf of itself and its agents, attorneys, heirs, successors, and assigns (collectively the “Releasing Parties”) does hereby fully and completely release, acquit and forever discharge Lender, and its successors, assigns, heirs, affiliates, subsidiaries, parent companies, principals, directors, officers, employees, shareholders and agents (hereinafter called the “Lender Parties”), and any other person, firm, business, corporation, insurer, or association which may be responsible or liable for the acts or omissions of the Lender Parties, or who may be liable for the injury or damage resulting therefrom (collectively the “Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown that the Releasing Parties (or any of them) have or may have, against the Released Parties or any of them (whether directly or indirectly) based upon any fact, event or circumstance which existed or occurred on or prior to the date of this Agreement. Each Borrower acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Lender in agreeing to make the Loans and in making each advance of Loans proceeds hereunder.

         Section 9.11.         Time.Whenever Borrower is required to make any payment or perform any act on a Saturday, Sunday, or a legal holiday under the laws of the State of Maryland (or other jurisdiction where Borrower is required to make the payment or perform the act), the payment may be made or the act performed on the next Business Day. Time is of the essence in Borrower’s performance under this Agreement and all other Loan Documents.

         Section 9.12.         Commissions.The transaction contemplated by this Agreement was brought about by Lender and Borrower acting as principals and without any brokers, agents, or finders being the effective procuring cause. Borrower and Lender each represent and warrant to the other that it has not committed such other to the payment of any brokerage fee, commission, or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder, or agent or other person, Borrower will indemnify, defend, and hold Lender harmless from and against the claim and will defend any action to recover on that claim, at Borrower’s cost and expense, including Lender’s counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in Lender’s favor, the amount demanded will be deemed a liability of Borrower under this Agreement, secured by the Collateral.

         Section 9.13.         Third Parties.No rights are intended to be created under this Agreement or under any other Loan Document for the benefit of any third party donee, creditor, or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including without limitation Borrower’s duties under any account or contract in which Lender has a security interest.

         Section 9.14.         Discharge of Borrower’s Obligations.Lender, in its sole discretion, shall have the right at any time, and from time to time, without prior notice to Borrower if Borrower fails to do so, to: (a) obtain insurance covering any of the Collateral as required under this Agreement; (b) pay for the performance of any of Borrower’s obligations under this Agreement; (c) discharge taxes, Liens, security interests, or other encumbrances at any time levied or placed on any of the Collateral in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (d) pay for the maintenance and preservation of any of the Collateral. Expenses and advances shall be added to the Loans, until reimbursed to Lender and shall be secured by the Collateral. Any such payments and advances by Lender shall not be construed as a waiver by Lender of an Event of Default.

         Section 9.15.         Information to Participants.Lender may divulge to any participant it may obtain in the Loans, or any portion of the Loans, all information, and furnish to such participant copies of reports, financial statements, certificates, and documents obtained under any provision of this Agreement or any other Loan Document.

         Section 9.16.         Indemnity.Borrower hereby indemnifies and agrees to defend (with counsel acceptable to Lender) and hold harmless Lender, its Affiliates and the partners, officers, agents and employees of either (collectively, “Indemnitee”) from and against any liability, loss, cost, expense (including reasonable attorneys’ fees and expenses for both in-house and outside counsel), claim, damage, suit, action or proceeding ever suffered or incurred by Lender or in which Lender may ever be or become involved (whether as a party, witness or otherwise) (a) arising from Borrower’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under this Agreement, (b) arising from the breach of any of the representations or warranties contained in Article IV of this Agreement, (c) by reason of this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, (d) relating to claims of any Person with respect to the Collateral, or (e) arising out of the issuance of, any claim relating to, the exercise of any right of remedy arising out of, or any other act or omission in connection with (including on the part of a Beneficiary) any Letter of Credit. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 9.16 shall survive the payment in full of the Obligations and the termination of this

Agreement.

         Section 9.17.         Appointment of Agent under this Agreement.

                  (a)         Each of the entities comprising Borrower (other than Correctional Services Corporation) hereby irrevocably appoints and constitutes Correctional Services Corporation as agent to request and receive advances in respect of the Loans (and to otherwise act on behalf of each such entity pursuant to this Agreement and the other Loan Documents) from Lender in the name or on behalf of each such entity. Lender may disburse proceeds of the Loans to the bank account of any one or more of such entities without notice to any of the other entities comprising Borrower or any other Person at any time obligated on or in respect of the Obligations.

                  (b)         Each of the entities comprising Borrower (other than Correctional Services Corporation) hereby irrevocably appoints and constitutes Correctional Services Corporation as agent to receive statements of account and all other notices from Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

                  (c)         No purported termination of the appointment of Correctional Services Corporation as agent shall be effective without the prior written consent of Lender.

         Section 9.18.         Lender Approvals.Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is the subject of this Agreement, the other Loan Documents may be granted or withheld by Lender in its sole and absolute discretion.

         Section 9.18a.         Further Assurances.Borrower hereby agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Lender or any of its agents to exercise and enforce its rights and remedies under this Agreement with respect to any portion of such collateral.

         Section 9.19.         Choice of Law; Consent to Jurisdiction. EXCEPT TO THE EXTENT THAT THE UCC PROVIDES FOR THE APPLICATION OF THE LAW OF BORROWER’S STATE OF ORGANIZATION, THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE NOTE IS COMMENCED BY LENDER IN THE STATE COURTS OF THE STATE OF MARYLAND OR IN THE U.S. DISTRICT COURT FOR THE DISTRICT OF MARYLAND, BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF MARYLAND. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL,

POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS DESCRIBED IN SECTION 9.4. OR IF SERVED BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.

         Section 9.20.         Cooperation in Discovery and Litigation. In any litigation, trial, arbitration or other dispute resolution proceeding relating to this Agreement or any of the other Loan Documents, all then-current directors, officers and employees of Borrower or of its Affiliates shall be deemed to be employees or managing agents of Borrower for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise). Borrower agrees that Lender’s counsel in any such dispute resolution proceeding may examine any of these individuals as if under cross-examination and that any discovery deposition of any of them may be used in that proceeding as if it were an evidence deposition. Borrower in any event will use all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Lender, in accordance with the rules of discovery of the court in which such proceeding is being conducted, all Persons, documents (whether in tangible, electronic or other form) or other things under its control and relating to the dispute in any jurisdiction that recognizes that (or any similar) distinction.

         Section 9.21.         Waiver of Trial by Jury. BORROWER HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY BORROWER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF BORROWER’S WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING LENDER’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER THAT LENDER WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

         Section 9.22.         Confession of Judgment. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT HEREUNDER, BORROWER AUTHORIZES ANY ATTORNEY ADMITTED TO PRACTICE BEFORE ANY COURT OF RECORD IN THE UNITED STATES OR THE CLERK OF SUCH COURT TO APPEAR ON BEHALF OF BORROWER IN ANY COURT IN ONE OR MORE PROCEEDINGS, OR BEFORE ANY CLERK THEREOF OR PROTHONOTARY OR OTHER COURT OFFICIAL, AND TO CONFESS JUDGMENT AGAINST BORROWER IN FAVOR OF LENDER IN THE FULL AMOUNT DUE ON THIS AGREEMENT (INCLUDING PRINCIPAL, ACCRUED INTEREST AND ANY AND ALL CHARGES, FEES AND COSTS) PLUS

REASONABLE ATTORNEYS’ FEES, PLUS COURT COSTS, ALL WITHOUT PRIOR NOTICE OR OPPORTUNITY OF BORROWER FOR PRIOR HEARING. BORROWER AGREES AND CONSENTS THAT VENUE AND JURISDICTION SHALL BE PROPER IN THE CIRCUIT COURT OF ANY COUNTY OF THE STATE OF MARYLAND OR OF BALTIMORE CITY, MARYLAND, OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND. BORROWER WAIVES THE BENEFIT OF ANY AND EVERY STATUTE, ORDINANCE, OR RULE OF COURT WHICH MAY BE LAWFULLY WAIVED CONFERRING UPON BORROWER ANY RIGHT OR PRIVILEGE OF EXEMPTION, HOMESTEAD RIGHTS, STAY OF EXECUTION, OR SUPPLEMENTARY PROCEEDINGS, OR OTHER RELIEF FROM THE ENFORCEMENT OR IMMEDIATE ENFORCEMENT OF A JUDGMENT OR RELATED PROCEEDINGS ON A JUDGMENT. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST BORROWER SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF, OR BY ANY IMPERFECT EXERCISE THEREOF, AND SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO; SUCH AUTHORITY AND POWER MAY BE EXERCISED ON ONE OR MORE OCCASIONS FROM TIME TO TIME, IN THE SAME OR DIFFERENT JURISDICTIONS, AS OFTEN AS LENDER SHALL DEEM NECESSARY, CONVENIENT, OR PROPER.

[SIGNATURES FOLLOW]

         IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitutes an instrument executed under seal, the parties have caused this Agreement to be executed under seal as of the date first written above.

LENDER: GENERAL ELECTRIC CAPITAL CORPORATION a Delaware corporation
By:		(SEAL)

Duly Authorized Signatory
Name: Title:

BORROWER: CORRECTIONAL SERVICES CORPORATION a Delaware corporation
By:	(SEAL)

Name:
Title:

CSC MANAGEMENT DE PUERTO RICO INC. a Puerto Rico corporation
By:	(SEAL)

Name:
Title:

YOUTH SERVICES INTERNATIONAL HOLDINGS, INC. a Delaware corporation
By:	(SEAL)

Name:
Title:

YOUTH SERVICES INTERNATIONAL REAL PROPERTY PARTNERSHIP, LLP a Maryland limited liability partnership
By:	Youth Services International, Inc. a Maryland corporation its Managing Partner

By:	(SEAL)

Name:
Title:

YOUTH SERVICES INTERNATIONAL INC. a Maryland corporation
By:	(SEAL)

Name:
Title:

YOUTH SERVICES INTERNATIONAL OF NORTHERN IOWA, INC. an Iowa corporation
By:	(SEAL)

Name:
Title:

YOUTH SERVICES INTERNATIONAL OF SOUTH DAKOTA, INC. a South Dakota corporation
By:	(SEAL)

Name:
Title:

YOUTH SERVICES INTERNATIONAL OF MISSOURI, INC. a Missouri corporation
By:	(SEAL)

Name:
Title:

YOUTH SERVICES INTERNATIONAL OF TEXAS, INC. a Texas corporation
By:	(SEAL)

Name:
Title:

YOUTH SERVICES INTERNATIONAL OF ILLINOIS, INC. a Maryland corporation
By:	(SEAL)

Name:
Title:

YOUTH SERVICES INTERNATIONAL OF MICHIGAN, INC. a Michigan corporation
By:	(SEAL)

Name:
Title:

LIST OF EXHIBITS

Exhibit A-1 - Form of Revolving Note

Exhibit A-2 – Form of Term Note

Exhibit B - Form of Lockbox Agreement

Exhibit C - Form of Legal Opinion

Exhibit D - Form of Estoppel Certificate

Exhibit E – Amortization Schedule for Term Note

Exhibit F – Additional Letter of Credit Provisions

LIST OF SCHEDULES

Schedule 1.41	–	Mortgages

Schedule 1.45	–	Permitted Liens

Schedule 3.6	–	Officers with Power of Attorney

Schedule 4.1	–	Subsidiaries

Schedule 4.2	–	State of Organization

Schedule 4.5	–	Litigation

Schedule 4.7	–	Tax Identification Numbers; Fiscal Years

Schedule 4.9	–	Exceptions to Ownership

Schedule 4.10	–	Tax Liability

Schedule 4.14	–	Environmental Matters

Schedule 4.15	–	Places of Business; Record Owner; Chief Executive Office

Schedule 4.16	–	Intellectual Property

Schedule 4.17	–	Capitalization; Ownership

Schedule 4.19	–	Borrowings and Guarantees

Schedule 4.20	–	Business Interruptions

Schedule 4.21	–	Trade Names

Schedule 4.22	–	Joint Ventures

Schedule 4.27	–	Funds from Restricted Grants

Schedule 4.29	–	Assignment of Claims Laws

Schedule 4.30	–	Leases

Schedule 4.35	–	Contracts to Purchase Facilities

Schedule 4.36	–	Tax Lots

Schedule 4.43	–	Title and Ownership

Schedule 4.42	–	Other Liens

Schedule 6.7	–	Insurance

Schedule 6.24	–	Post-Closing Obligations

EXHIBIT F

Additional Letter of Credit Provisions

         (a)      Borrower will promptly examine a copy of each Letter of Credit (and any proposed amendments thereto) sent to Borrower, as well as all other instruments and documents delivered to Borrower from time to time in connection with any Letter of Credit, and, in the event Borrower has any claim of non-compliance with the instructions or of any discrepancy or other irregularity or any objection to any action taken or proposed to be taken by Lender or Issuing Party with respect to any Letter of Credit, Borrower will notify Lender thereof in writing within three (3) Business Days after its receipt of a copy of such Letter of Credit, any amendments, renewals or extensions thereto, or such instruments or documents or notice of any such proposed action, and Borrower will conclusively be deemed to have waived any such claim against the Indemnitees, unless such notice is given as aforesaid. This section is intended to substitute three (3) Business Days for the “not unreasonable time period” set forth in Rule 5.09 of ISP 98 (as defined below).

         (b)      The obligation of Borrower to pay the Letter of Credit Obligations shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Amendment and the Loan Agreement notwithstanding any fact, event or circumstance described in this subparagraph. Neither Lender nor any other Indemnified Party shall be responsible for, and neither Lender’s powers and rights hereunder nor Borrower’s obligations shall be affected by:

(i)	any act or omission pursuant to Borrower’s instructions;

(ii)	any other act or omission of any Indemnified Party or Issuing Party other than any those arising from its or their gross negligence or willful misconduct;

(iii)	the validity, accuracy or genuineness of LC Drafts, documents or required statements, even if such LC Drafts, documents or statements should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged (and notwithstanding that Borrower shall have notified Lender or Issuing Party thereof);

(iv)	failure of any LC Draft to bear any reference or adequate reference to the Letter of Credit;

(v)	errors, omissions, interruptions or delays in transmission of delivery of any messages however sent and whether or not in code or otherwise;

(vi)	any act, default, omission, insolvency or failure in business of any other person (including any agent, subcontractor or employee) or any consequences arising from causes beyond Lender’s control;

(vii)	any acts or omissions of any Beneficiary of a Letter of Credit or transferee of any Letter of Credit, if transferable;

(viii)	any act or omission of Lender or Issuing Party required or permitted under any (1) law or practice to which any Letter of Credit is subject (including ISP 98), (2) applicable order, ruling or decree of any court, arbitrator or governmental agency, or (3) published statement or interpretation on a matter of law or practice (including ISP 98);

(ix)	honor or other recognition of a presentation or demand that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of a Beneficiary or other person (excluding Lender’s employees), including payment to a person who forges the signature of a Beneficiary or the signature of an assignee of a Letter of Credit’s proceeds;

(x)	honor of a presentation without regard to any nondocumentary condition(s) in a Letter of Credit, regardless of whether Rule 4.11 of ISP 98 applies;

(xi)	dishonor of any presentation that does not strictly comply with the terms of the applicable Letter of Credit or that is fraudulent, forged or otherwise not entitled to be honored;

(xii)	the lack of validity or enforceability of any Letter of Credit;

(xiii)	any amendment to waiver of or any consent or departure from all or any of the provisions of the Letter of Credit or any Loan Document;

(xiv)	the existence of any claim, set-off, defense or other right which Borrower, its Affiliates or any other Person may at any time have against any Beneficiary of a Letter of Credit, Lender, Issuing Party or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; or

(xv)	any other act or omission to act or delay of any kind of Lender, Issuing Party or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Borrower’s obligations under this Agreement or any other Loan Document.

         Without limiting the generality of the foregoing, Lender and Issuing Party may (x) act in reliance on any oral, telephone, telegraphic, electronic, facsimile or written request, notice or instruction believed in good faith to be from or have been authorized by Borrower, (y) receive, accept or pay as complying with the terms of a Letter of Credit any LC Draft or other document, otherwise in order, which is signed by or issued to any person or entity acting as the representative of, or in the place of, the party in whose name such Letter of Credit provides that any LC Draft or other document should be drawn or issued and (z) waive any stipulation that Issuing Party shall accept or pay any LC Draft, and Lender may then accept presentation of an LC Draft or other document for payment directly. It is understood and agreed by Borrower that Lender and Issuing Party may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. As between Borrower and any Indemnified Party, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, Beneficiary thereof. Borrower agrees that in any action now or hereafter arising from an alleged breach, under this Agreement or otherwise, with respect to any Letter of Credit by any Indemnified Party, the only damages that may be sought are those which are direct and reasonably foreseeable as the probable result of any breach thereof. Borrower hereby waives any right it may have to indirect, consequential, exemplary, special or punitive damages or lost anticipated profits (whether against Lender or any other

Indemnified Party) in respect of any present or future breach by Lender or such Indemnified Party, under the Agreement or otherwise, with respect to any Letter of Credit, even if Lender or Issuing Party have been advised of the possibility of such damages. Borrower must in all instances mitigate damages claimed against any Indemnified Party with respect to any Letter of Credit. If Lender or Issuing Party honors an LC Draft or presentation under the Letter of Credit for which Borrower claims it is not obligated to reimburse Lender, Borrower shall nonetheless pay to Lender the amount paid by Lender to or by Issuing Party, without prejudice to Borrower’s claims against Lender (except to the extent waived or limited hereby) to recover fees and costs paid by Borrower with respect to the honored presentation plus any direct damages resulting therefrom which Borrower is unable to avoid or reduce and which are permitted to be recovered under this paragraph. Borrower ’s prevailing in an action based on forgery or fraud of Beneficiary or other presenter does not relieve Borrower from its obligation to pay Lender’s and Issuing Party’s costs and expenses in contesting the entry or maintenance of injunctive relief.

         (c)      Unless Lender or Issuing Party is enjoined by a court of competent jurisdiction, Lender and Issuing Party may assume that any Beneficiary or other presenter acts in good faith and that any presentation or other demand is nonfraudulent.

         (d)      Unless a Letter of Credit specifically permits and Lender specifically agrees, Lender and Issuing Party need not check the authenticity or authority of any purported Beneficiary’s signature, even if in other transactions Beneficiary is a customer or its signature is otherwise known to Lender or Issuing Party.

         (g)      Unless specifically committed to do so in a writing signed by Lender, Lender and Issuing Party need not consent to any amendment of a Letter of Credit. Lender or Issuing Party may, without authorization from or notice to Borrower, send a notice of non-extension to Beneficiary under a Letter of Credit if it provides for automatic extension. Any notice of dishonor given by Lender or Issuing Party within six (6) Business Days after presentation of documents to Issuing Party shall not be deemed to be unreasonable. This section is intended to substitute six (6) Business Days for the three (3) Business Days set forth in Rule 5.01a of ISP 98.

         (g)      Notwithstanding any waiver by Borrower of a discrepancy in an LC Draft, document or required statement, each of Lender and Issuing Party, each acting alone, has the right in its sole judgement, to decline to approve any such discrepancy and to refuse payment on that basis under the applicable Letter of Credit.

         (h)      Lender may assign its rights and delegate its duties hereunder to any subsidiary of Lender, in each case without prior notice to Borrower; provided that such assignment and delegation does not diminish Borrower’s rights or increase Borrower’s duties hereunder.

         (i)      No Letter of Credit shall be issued hereunder providing for the acceptance of time LC Drafts or the incurrence of deferred payment undertakings.

         (j)      Notwithstanding any provision herein contained to the contrary, if Borrower approves the issuance of a Letter of Credit requiring payment of a LC Draft on the same day on which such LC Draft is presented, Issuing Party shall be entitled to honor such LC Draft without review or examination by Borrower and Borrower waives all defenses to reimbursement thereof based on irregularities that may have been revealed by Borrower’s review or examination.

         (k)      Borrower is responsible for preparing or approving the text of any Letter of Credit as issued by Issuing Party and as received by Beneficiary. Lender’s or Issuing Party’s recommendation or drafting of text or Lender’s or Issuing Party’s use or non-use or refusal to use text submitted by Borrower shall not affect Borrower’s ultimate responsibility for the final text and its receipt by Beneficiary. Borrower is responsible for the effect, or lack of effect under ISP 98, Rule 4.11 or applicable law, of a provision in any Letter of Credit that requires Lender or Issuing Party to verify facts rather than examine documents or that fails to identify the documents to which the provision applies. Borrower is responsible for including suitable provisions in the underlying agreement that permit Borrower to review the text of any Letter of Credit as received by Beneficiary and that describe the circumstances under which a drawing under a Letter of Credit may be made, Letter of Credit proceeds may be applied to the underlying agreement, and part or all of those proceeds may be returned. Borrower accepts the risk that the text of any Letter of Credit is consistent with the underlying obligation, suitable for Borrower’s purposes, and received by the designated Beneficiary in time to permit such Beneficiary and Borrower to review such Letter of Credit and to request any desired amendments.

         (l)      If Lender or Issuing Party is now or hereafter becomes subject to any reserve, special deposit or similar requirement against assets of, deposits with, or for the account of, or credit extended by, Lender or Issuing Party, or any other condition is imposed upon Lender or Issuing Party which imposes a cost upon Lender or Issuing Party, and the result, in the determination of Lender or Issuing Party is to increase the cost to Lender or Issuing Party of maintaining such Letter of Credit or paying or funding the payment of any LC Draft thereunder, or to reduce the amount of any sum received or receivable, directly or indirectly, by Lender hereunder or by Issuing Party under the Letter of Credit, Borrower will pay to Lender upon demand such amounts required to compensate Lender and Issuer for such increased cost or reduction. In making the determinations contemplated hereunder, Lender and Issuing Party may make such estimates, assumptions, allocations and the like which Lender or Issuing Party in good faith determines to be appropriate, but Lender’s or Issuing Party’s selection thereof, and Lender’s or Issuing Party’s determinations based thereon, shall be final and binding and conclusive upon Borrower.

         (m)     Notwithstanding any provision to the contrary herein, Lender and Issuing Party reserve the right to decline any instruction provided by Borrower if, in its discretion, Lender or Issuing Party determines that the carrying out of such instruction contravenes Lender’s or Issuing Party’s customary procedures or policy, ISP 98 or any applicable law, rule or regulation.

         (n)      Each Letter of Credit and, to the extent applicable and not otherwise inconsistent with this Agreement, this Agreement, shall be subject to the International Standby Practices, International Chamber of Commerce Publication No. 590 (“ISP 98”), and the same are incorporated herein by reference. Borrower is responsible for knowing applicable letter of credit law and practice, including ISP 98. Solely for purposes of interpreting the ISP 98’s application to this Amendment and the Letter of Credit issued hereunder, Lender and Issuing Party shall be deemed to be a “bank” as such term is used in ISP 98. To the extent permitted by applicable law, this Agreement shall prevail in case of a conflict with applicable law or ISP 98, and ISP 98 shall prevail in case of a conflict with applicable law.